AGREEMENT
                                     AND
                               PLAN OF MERGER




                                 - between -





                              THE SECOND CUP INC.



                                    - and -



                               COFFEE PEOPLE, INC.

















                                February 19, 1998

                           AGREEMENT AND PLAN OF MERGER

                                 Table of Contents

ARTICLE I - INTREPRETATION.....................................................2
         1.1  Definitions......................................................2
         1.2  Construction.....................................................7
         1.3  Accounting Principles............................................7
         1.4  Schedules........................................................8
         1.5  Acquisition Agreement Superseded.................................9
ARTICLE II - THE MERGER, EFFECT OF MERGER, MERGER CONSIDERATION................9
         2.1  The Merger.......................................................9
         2.2  Effective Time...................................................9
         2.3  Certificate of Incorporation; Bylaws; Directors..................9
         2.4  Merger Consideration............................................10
         2.5  Purchase Price Adjustment.......................................10
ARTICLE III - CLOSING ARRANGEMENTS............................................11
         3.1  Place of Closing................................................11
         3.2  Delivery of Certificates........................................11
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE VENDOR.....................11
         4.1  Organization, Etc...............................................11
         4.2  Subsidiaries....................................................12
         4.3 Capitalization...................................................12
         4.4  Authorization...................................................12
         4.5  No Violation....................................................13
         4.6  Approvals.......................................................13
         4.7  Financial Statements and Other Information......................13
         4.8  No Undisclosed Liabilities......................................14
         4.9  Events Subsequent to June 28, 1997..............................14
         4.10  Taxes..........................................................15
         4.11  Litigation.....................................................16
         4.12  Compliance with Laws...........................................16
         4.13  Franchise Law Compliance.......................................17
         4.14  Customers, Suppliers, Franchisees, and Brokers.................17
         4.15  Title to and Condition of Property.............................17
         4.16  Environmental Matters..........................................17
         4.17  Material Contracts.............................................18
         4.18  Employment Contracts...........................................18
         4.19  Employee Plans.................................................18
         4.20  Brokerage Fees.................................................19
         4.21  Intellectual Property..........................................19
         4.22  Licenses.......................................................20
         4.23  Competition....................................................20
         4.24  Contracts with Non-Arm's Length Persons........................20

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................20
         5.1  Organization, Etc...............................................20
         5.2  Subsidiaries....................................................21
         5.3  Capitalization..................................................21
         5.4  Authorization...................................................21
         5.5  No Violation....................................................21
         5.6  Approvals.......................................................22
         5.7  Financial Statements and Other Information......................22
         5.8  Compliance with Laws............................................23
         5.9  No Undisclosed Liabilities......................................23
         5.10  Events Subsequent to December 31, 1996.........................23
         5.11  Taxes..........................................................24
         5.12  Litigation.....................................................25
         5.13  Title to and Condition of Property.............................25
         5.14  Environmental Matters..........................................25
         5.15  CPI Material Contracts.........................................26
         5.16  Employment Contracts...........................................26
         5.17  Employee Plans.................................................27
         5.18  Intellectual Property..........................................27
         5.19  Licenses.......................................................28
         5.20  Competition....................................................28
         5.21  Brokerage Fees.................................................28
         5.22  Outstanding Options............................................28
         5.23  Contracts with Non-Arm's Length Persons........................28
         5.24  Provision for Store Closures...................................28
         5.25  Coffee Plantation Acquisition..................................28
ARTICLE VI - COVENANTS OF THE VENDOR..........................................29
         6.1  Conduct of the Corporation and its Subsidiaries.................29
         6.2  Shareholder Meeting.............................................30
         6.3  Compliance with Obligations.....................................30
         6.4  Maintenance of Cash in Account..................................30
         6.5  Loan to purchaser...............................................30
         6.6  Exclusivity Obligations.........................................31
         6.7  Maintenance of Nasdaq Listing...................................31
ARTICLE VII - COVENANTS OF THE PURCHASER......................................31
         7.1  Conduct of the Purchaser........................................31
         7.2  Compliance with Obligations.....................................32
         7.3  Orders and Rulings..............................................33
         7.4  Shareholder Meeting.............................................33
         7.5  Proxy Statement; Registration Statement.........................33
         7.6  Store Closings..................................................33
         7.7  Delivery of Audited Financial Statements........................33
         7.8  Exclusivity Obligations.........................................33
         7.9  Coffee Bean International, Inc..................................34
         7.10  Nasdaq Listing.................................................34

ARTICLE VIII - COVENANTS OF THE PURCHASER AND THE VENDOR......................34
         8.1  Access to Information; Confidentiality..........................34
         8.2  Notification of Certain Matters.................................35
         8.3  Regulatory Approvals............................................35
         8.4  Actions Contrary to Stated Intent...............................35
         8.5  Certain Filings.................................................35
         8.6  Public Announcements............................................36
         8.7  Satisfaction of Conditions Precedent............................36
         8.8  Brothers Escrow Agreement.......................................36
         8.9  Number of Directors.............................................36
         8.10  Tax Cooperation................................................36
         8.11  Cash/Working Capital Adjustment................................37
         8.12  Lease Consents.................................................37
         8.13  Coffee Supply..................................................37
ARTICLE IX - CONDITIONS OF CLOSING............................................38
         9.1  Conditions to All Parties' Obligations..........................38
         9.2  Conditions to the Obligations of the Purchaser to Effect the
              Merger..........................................................38
         9.3  Conditions to the Obligations of the Vendor to Effect the Merger40
ARTICLE X - TERMINATION, AMENDMENTS, AND WAIVERS..............................42
         10.1  Termination....................................................42
         10.2  Effect of Termination..........................................42
         10.3  Expenses.......................................................42
         10.4  Termination Fee................................................43
         10.5  Alternate Transaction Fee......................................43
         10.6  Maximum Payment by Purchaser...................................44
ARTICEL XI - PROJECTIONS......................................................44
         11.1  Vendor's Acknowledgment........................................44
         11.2  Representation and Warranty of Purchaser.......................44
ARTICLE XII - GENERAL PROVISIONS..............................................44
         12.1  Taking of Necessary Action.....................................44
         12.2  Employment Terms...............................................44
         12.3  Effect of Due Diligence........................................44
         12.4  Successors and Assigns.........................................45
         12.5  Non-Survival of Representations and Warranties.................45
         12.6  Entire Agreement...............................................45
         12.7  Notices........................................................45
         12.8  Applicable Law.................................................46
         12.9  Consent to Jurisdiction; Receipt of Process....................46
         12.10  Counterparts..................................................46
         12.11  Headings......................................................46
         12.12  Amendment.....................................................46
         12.13  Waiver........................................................46

                                AGREEMENT AND
                                PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER is made this 19th day of February, 1998,


B E T W E E N:


              THE SECOND CUP INC.,
              a corporation incorporated under the laws of the State of Delaware

              (the "Vendor")

              - and -

              COFFEE PEOPLE, INC.,
              a corporation incorporated under the laws of the State of Oregon

              (the "Purchaser")


         WHEREAS the Vendor owns all of the issued and outstanding shares of Gloria Jean's Inc., a Delaware corporation (the "Corporation");

         AND WHEREAS the Vendor and the Purchaser previously entered into an Acquisition Agreement, dated November 13, 1997 (the "Acquisition Agreement"), pursuant to which the Purchaser agreed to purchase, and the Vendor agreed to sell to Purchaser, all of the issued and outstanding shares in the capital of Gloria Jean's Inc., a Delaware corporation (the "Corporation");

         AND WHEREAS the Acquisition Agreement contemplated in Section 2.3 thereof that the transactions contemplated thereby might to effected as a statutory merger qualifying as a reorganisation under Section 368(a) of the Internal Revenue Code of 1986, as amended;

         AND WHEREAS the parties by this Agreement agree to amend and restate the Acquisition Agreement for purposes of effecting the transactions contemplated therein as a statutory merger, and to set forth the terms and conditions of such merger;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  ARTICLE I
                               INTERPRETATION

1.1 Definitions. In this Agreement and in all amendments and Schedules hereto, the following words and phrases shall have the meanings hereinafter set forth:

         "Affiliate" or "affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in this definition of "Affiliate," the term "control" and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

         "Agreement"  shall  mean  this  agreement,   as  amended,   revised  or
supplemented from time to time, and includes all Schedules;

         "Alternate  Transaction"  shall  have the  meaning  given  such term in
Section 10.5 hereof.

         "Audited Financial Statements" shall have the meaning given such term in Section 4.7 hereof.

         "Brothers Escrow Agreement" means the escrow agreement dated as of November 9, 1995 by and among Brothers Retail Corp., the Corporation and Norwest Bank Colorado, N.A.

         "Brothers Stock Purchase Agreement" means the stock purchase agreement between Brothers Retail Corp. and The Second Cup Ltd. dated as of October 16, 1995, which agreement was assigned by The Second Cup Ltd. to the Corporation on November 8, 1995.

         "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday under the Federal laws of the United States.

         "CBI Agreement" shall have the meaning given such term in Section 7.9 hereof.

         "Closing" shall mean the completion of the transactions contemplated by this Agreement, subject only to the filing of a certificate of merger with the Delaware Secretary of State in accordance with the DGCL.

         "Closing Date" shall mean the date that is seven Business Days after the CPI Meeting, or such other date as may be agreed to by the parties, provided that in no event shall the Closing Date be later than April 15, 1998, or such later date as may be agreed to by the parties.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" shall mean the agreement dated October 17, 1997 between the Vendor and the Purchaser.

         "Contaminated Site List" shall mean any list, registry or other compilation established by any Governmental Entity of sites where there is a suspected or confirmed Release of a Hazardous Material or that require or potentially require investigation, removal actions, remedial actions or any other response under any Environmental Laws or treaty covering environmental matters, as the result of a Release or threatened Release of any Hazardous Materials.

         "Corporate Reorganization" means any internal corporate reorganization undertaken by the Vendor or the Corporation that does not adversely impact the Purchaser among any of the Vendor, CP Old, Inc., a Subsidiary of the Vendor, or a Subsidiary of the Vendor created for the purposes of facilitating the Corporate Reorganization.

         "Corporation  Certificates"  shall have the meaning  given such term in
Section 3.2 hereof.

         "Corporation Shares" shall mean all the issued and outstanding shares in the common stock of the Corporation.

         "CPI Common Stock" shall mean shares in the common stock of the Purchaser.

         "CPI Employee  Plans" shall have the meaning given such term in Section
5.17 hereof.

         "CPI  Intellectual  Property" shall have the meaning given such term in
Section 5.18 hereof.

         "CPI Leases" shall have the meaning given such term in Section 5.13 hereof.

         "CPI Licences" shall have the meaning given such term in Section 5.19 hereof.

         "CPI  Material  Contracts"  shall have the  meaning  given such term in
Section 5.15 hereof.

         "CPI Meeting" shall mean the special meeting of the shareholders of the Purchaser to be held to consider and, if deemed advisable, approve this Agreement and the transactions contemplated hereby.

         "CPI 10-KSB" shall have the meaning given such term in Section 5.7 hereof.

         "CPI 10-QSB" shall have the meaning given such term in Section 5.7 hereof.

         "DGCL" shall mean the Delaware General Corporation Law, as it now exists and is hereafter amended.

         "Disclosure Letter" means the letter dated November 11, 1997 from the Purchaser to the Vendor.

         "EBITDA" shall mean earnings before interest income or expense, income taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles and before giving effect to any expenses incurred in connection with the transactions contemplated by this Agreement, which expenses shall be no greater than $1,250,000.

         "Effective Time" shall have the meaning given such term in Section 2.2 hereof.

         "Employee Plan" shall have the meaning given such term in Section 4.19 hereof.

         "Environmental Conditions" shall mean any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, handling, use, treatment, storage, transportation or Release of any Hazardous Materials.

         "Environmental Laws" shall mean all applicable Federal, provincial, state, local and foreign environmental laws, rules, statutes, regulations, ordinances, decrees or orders of Canada or the United States or of any federal, provincial, state, municipality or other subdivision of any thereof that imposes Environmental Liabilities for the Release of Hazardous Materials to the environment, including but not limited to the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et. seq.; the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss.11011 et. seq.; the Clean Air Act, 42 U.S.C. ss.7401 et. seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et. seq.; the Toxic Substances Control Act, 15 U.S.C. ss.2601 et. seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.9601 et. seq.; and all applicable published rules, regulations, directives, guidances and policies of the EPA and of all similar state and local agency requirements.

         "Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, cleanup, investigative and/or monitoring costs and any other related costs and expenses, including without limitation Environmental Remediation Costs), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (a) pursuant to any agreement, order, notice, directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements), or (b) pursuant to any claim by a governmental entity or other person for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such governmental entity or person pursuant to common law or statute.

         "Environmental Remediation Costs" shall mean all costs and expenses of actions or activities to (a) clean-up or remove Hazardous Materials from the environment, (b) prevent or minimize the movement, leaching or migration of Hazardous Materials into the environment (c) prevent, minimize or mitigate the Release or threatened Release of Hazardous Materials into the environment, or injury or damage from such Release, and (d) comply with the requirements of any Environmental Laws. Environmental Remediation Costs include, without limitation, costs and expenses payable in connection with the foregoing for legal, engineering or other consultant services, for investigation, testing, sampling and monitoring, for boring, excavation and construction, for removal, modification or replacement of equipment or facilities, for labour and material, and for proper storage, treatment and disposal of Hazardous Materials.

         "EPA" shall mean the United States Environmental Protection Agency.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as it now exists and is hereafter amended.

         "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Filings with the U.S. Commission" shall mean the filings made by the Purchaser with the U.S. Commission listed on Schedule 1.1.

         "Financial  Statements"  shall  have the  meaning  given  such  term in
Section 4.7 hereof.

         "Generally  accepted   accounting   principles"  shall  mean  generally
accepted accounting principles in the United States.

         "Governmental Entity" shall mean any United States, Canadian or foreign court, administrative agency or commission or other federal, state, provincial or local government or governmental authority or instrumentality.

         "Hazardous Materials" shall mean oil, petroleum, other hydrocarbons, asbestos, other hazardous, toxic, contaminated or polluting materials, substances, chemicals, or wastes, including without limitation, "hazardous substances," "hazardous pollutants," "hazardous wastes," "toxic substances," or similar materials under any Environmental Laws.

         "Intellectual  Property"  shall  have the  meaning  given  such term in
Section 4.21 hereof.

         "Interim Financial Statements" shall have the meaning given such term in Section 4.7 hereof.

         "IRS" shall mean the United States Internal Revenue Service.

         "Leases" shall have the meaning given such term in Section 4.15 hereof.

         "License"  shall  have the  meaning  given  such term in  Section  4.22 hereof.

         "Liens" shall mean all liens, charges, security interests, pledges, rights or claims of others, restraints on transfer or other encumbrances.

         "Material Adverse Change" shall mean, with respect to any Person, a change or a development involving a prospective change which, alone or together with any other such change or development, has, or would reasonably be expected to have a material adverse effect on the value of the assets or the financial condition, which includes the earnings and cash flow streams, of the Person taken as a whole with its Subsidiaries.

         "Material  Contracts" shall have the meaning given such term in Section
4.17 hereof.

         "Merger" shall have the meaning given such term in Section 2.1 hereof.

         "Merger Corp." shall mean Gloria Jean's Merger Corp., a corporation to be formed by Purchaser as its wholly owned subsidiary under the laws of the state of Delaware, solely for purposes of effecting the transactions contemplated by this Agreement.

         "Nasdaq National Market" shall mean the Nasdaq National Market System.

         "Nasdaq Stock Market" shall mean either the Nasdaq National Market or the Nasdaq SmallCap Market.

         "Person" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Plan"  shall  mean the  plan of  merger  substantially  in the form of
Exhibit 2.1 hereto, which pursuant to the terms and conditions of this Agreement shall be adopted by the Corporation and Merger Corp., in accordance with the DGCL.

         "Proxy Statement" means the proxy statement and all amendments and supplements thereto to be prepared in connection with the solicitation of proxies by the management of the Purchaser for the CPI Meeting.

         "Purchase Price" shall have the meaning given such term in Section 2.4 hereof, subject to the adjustments provided for in Section 2.5 hereof.

         "Purchaser's Adjustment Factor" shall mean the percentage adjustment factor to be applied in accordance with Section 2.5 hereof.

         "Purchaser's Counsel" shall mean the law firm Tonkon Torp LLP, located at 1600 Pioneer Tower, 888 S.W. Fifth Avenue, Portland, Oregon, 97212.

         "Purchaser's EBITDA" shall mean actual EBITDA for the Purchaser for the period between July 1, 1997 and December 31, 1997, accounted for on a basis consistent with past practice.

         "Purchaser's Financial Period End" shall mean any month period end.

         "Purchaser's  Nominees"  shall  have the  meaning  given  such  term in
Section 8.9 hereof.

         "Registration  Statement"  shall  have the  meaning  given such term in
Section 7.5 hereof.

         "Regulatory Authority" shall mean the Nasdaq National Market, the United States Department of Justice and Federal Trade Commission, and any foreign, Canadian or United States federal or state government or governmental authority the approval of which, or filing with, is legally required or permitted for consummation of the transactions contemplated by this Agreement.

         "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

         "Requisite Regulatory Approvals" shall have the meaning given such term in Section 9.1(c) hereof.

         "Subsidiary" means, with respect to any entity, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly (through a Subsidiary or otherwise) owned by such entity.

         "Tax" and "Taxes"  shall have the  meaning  given such terms in Section
4.10 hereof.

         "Tax Return(s)" shall have the meaning given such term in Section 4.10 hereof.

         "Time of Closing" shall mean 10:00 a.m. (Portland time) on the Closing Date or such other time as the Purchaser and Vendor shall agree.

         "U.S. Commission" shall mean the Securities and Exchange Commission of the United States.

         "U.S. Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Vendor's Adjustment Factor" shall mean the percentage adjustment factor to be applied in accordance with Section 2.5 hereof.

         "Vendor's Counsel" shall mean either the law firm Goodman Phillips & Vineberg, located at 250 Yonge Street, Suite 2400, Toronto, Ontario, M5B 2M6 or Heller Ehrman White & McAuliffe located at 525 University Avenue, Palo Alto, California 94301-1900.

         "Vendor's EBITDA" shall mean the actual EBITDA for the Vendor for the period between June 29, 1997 and December 13, 1997, accounted for on a basis consistent with past practice.

         "Vendor's Financial Period End" shall mean a four week period end for which the Vendor prepares financial information relating to its business.

         "Vendor's  Nominees"  shall have the meaning given such term in Section
8.9 hereof.

1.2      Construction.  In this Agreement:

         (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

         (b)      the   word   "including"   shall   mean   "including   without
limitation";

         (c) any reference to a statute shall mean the statute in force as at the date hereof and any regulation in force thereunder, unless otherwise expressly provided;

         (d) the use of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

         (e) when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period shall end on the next Business Day;

         (f) all dollar amounts are expressed in United States dollars unless otherwise stipulated; and

         (g) facts or information within the "knowledge" of the Vendor or Purchaser or "to the best knowledge" of the Vendor or the Purchaser, or any equivalent phrase as used in this Agreement, shall mean facts known, or which should have been known after due inquiry, in the case of the Purchaser, by any of the directors, officers, or senior operations personnel of the Purchaser and, in the case of the Vendor, by any of the directors, officers or senior operations personnel of the Vendor, the Corporation, any of the Subsidiaries of the Corporation or The Second Cup Ltd.

         (h) notwithstanding any indication to the contrary contained elsewhere herein, all representations, warranties and covenants made in this Agreement shall be deemed to have been made as of November 13, 1997, the date of the Acquisition Agreement, and not as of the date hereof, and no breach of any representation, warranty, or covenant contained in the Acquisition Agreement shall be deemed to be waived by the non-breaching party by execution of this Agreement.

1.3 Accounting Principles. Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be the United States generally accepted accounting principles from time to time approved by the Financial Accounting Standards Board, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.4 Schedules. The following are the Schedules and Exhibits incorporated by reference herein and deemed to be an integral part of this Agreement:

         Schedules relating to the Vendor:

                  Schedule 4.2              -     Subsidiaries, etc.
                  Schedule 4.3              -     Capitalization
                  Schedule 4.6              -     Required Consents
                  Schedule 4.8              -     Liabilities
                  Schedule 4.9              -     Undisclosed Liabilities
                  Schedule 4.10             -     Taxes
                  Schedule 4.11             -     Litigation
                  Schedule 4.12             -     Compliance with Laws
                  Schedule 4.13             -     Franchise Law Compliance
                  Schedule 4.14             -     Customers, Suppliers,
                                                    Franchisees and Brokers
                  Schedule 4.15             -     Real Property and Leases
                  Schedule 4.16             -     Environmental Matters
                  Schedule 4.17             -     Contracts
                  Schedule 4.18             -     Employment Contracts
                  Schedule 4.19             -     Employee Plans
                  Schedule 4.21             -     Intellectual Property
                  Schedule 4.23             -     Competition
                  Schedule 4.24             -     Contracts with Non-Arm's
                                                    Length Persons

         Schedules relating to the Purchaser:

                  Schedule 1.1              -     Filings with U.S. Commission
                  Schedule 2.5              -     Adjustments to Purchase Price
                  Schedule 5.2              -     Subsidiaries, etc.
                  Schedule 5.3              -     Capitalization
                  Schedule 5.6              -     Required Consents
                  Schedule 5.9              -     Liabilities
                  Schedule 5.10             -     Undisclosed Liabilities
                  Schedule 5.11             -     Taxes
                  Schedule 5.12             -     Litigation
                  Schedule 5.13             -     Real Property and Leases
                  Schedule 5.14             -     Environmental Matters
                  Schedule 5.15             -     CPI Contracts
                  Schedule 5.16             -     Employment Contracts
                  Schedule 5.17             -     CPI Employee Plans
                  Schedule 5.18             -     Intellectual Property
                  Schedule 5.20             -     Competition
                  Schedule 5.22             -     Outstanding Options
                  Schedule 5.23             -     Contracts with Non-Arm's
                                                    Length Persons
                  Schedule 7.6              -     Store Closings
                  Schedule 9.3(h)           -     Lease Consents

         Exhibits

                  Exhibit 2.1               -     Plan of Merger
                  Exhibit 9.2(d)            -     Form of Opinion of Vendor's
                                                    Counsel
                  Exhibit 9.3(d)            -     Form of Opinion of Purchaser's
                                                    Counsel
                  Exhibit 9.3(i)            -     Voting Agreement
                  Exhibit 12.2              -     Terms of Employment for Taylor
                                                    H. Devine
                                            -     Terms of Employment for
                                                    Kenneth B. Ross

1.5 Acquisition Agreement Superseded. This Agreement amends and restates in its entirety the Acquisition Agreement for the purpose of consummating the transactions contemplated therein as a statutory merger qualifying as a reorganization under Section 368(a)(1)(A) of the Code.


                                  ARTICLE II
                         THE MERGER, EFFECT OF MERGER,
                              MERGER CONSIDERATION

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser and Vendor shall on the Closing Date cause the Corporation and Merger Corp. to adopt the Plan. Pursuant to the Plan, at the Effective Time (as defined in Section 2.2 below), Merger Corp. shall be merged with and into the Corporation (the "Merger"). The Corporation shall be (and is hereinafter sometimes referred to as) the "Surviving Corporation." The corporate existence of the Corporation with all its rights, privileges, powers and franchises shall continue unaffected and unimpaired by the Merger, and as the Surviving Corporation it shall be governed by the laws of the State of Delaware and succeed to all rights, privileges, powers, franchises, assets, liabilities and obligations of Merger Corp. in accordance with the DGCL. The separate existence and corporate organization of Merger Corp. shall cease at the Effective Time and thereupon the Corporation and Merger Corp. shall be a single corporation. Pursuant to the Plan, the Merger shall have the effects specified in the DGCL.

2.2 Effective Time. Pursuant to the Plan, the Merger shall become effective at the time (the "Effective Time") of filing with the Secretary of State of the State of Delaware a properly executed certificate of merger, together with any other documents required by law to effectuate the Merger, or at such later time as may be specified in the certificate of merger. The parties shall cause the certificate of merger to be filed with the Secretary of State of the state of Delaware as soon as practicable after the Closing.

2.3 Certificate Of Incorporation; Bylaws; Directors. Pursuant to the Plan, the Certificate of Incorporation and Bylaws of the Corporation as they exist as of the date of this Agreement shall remain in place immediately following the Effective Time and shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation. The Board of Directors of the Corporation immediately following the Merger shall consist of Alton McEwen, Kathy A. Welsh and Taylor H. Devine until their respective successors are duly elected or appointed, or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Corporation.

2.4      Merger  Consideration.  Subject  to  the  adjustments  provided  for in
Section 2.5 of this Agreement, at the Effective Time, by virtue of the Merger and without any action by the Vendor, the Purchaser, the Corporation, or the respective stockholders thereof:

         (a) All the Corporation Shares held in the aggregate by Vendor immediately prior to the Effective Time shall be converted into that number of shares of CPI Common Stock which will represent 69.5% of the issued and outstanding shares of CPI Common Stock at the Effective Time after giving effect to the transactions contemplated by this Agreement, rounded down to the nearest whole share (the "Purchase Price"). Shares of the Corporation's capital stock held by any person other than the Vendor, if any, shall be cancelled without conversion and without entitlement to any consideration. By way of illustration, if the number of issued and outstanding shares of CPI Common Stock immediately prior to the Effective Time is equal to 3,261,085 shares, then the Purchase Price shall be equal to 7,430,996 shares of CPI Common Stock.

         (b) Each share of Merger Corp. capital stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, with the effect that immediately after the Effective Time, the Surviving Corporation shall be the wholly owned subsidiary of the Purchaser.

2.5 Purchase Price Adjustment. The parties acknowledge that the Purchase Price set out in Section 2.4 is based on relative projected EBITDA contributions which includes the Purchaser's EBITDA and Vendor's EBITDA as projected at the time of negotiations between the parties. Accordingly, in order to accommodate certain negative variances to the Purchaser's EBITDA or the Vendor's EBITDA, the Purchase Price shall be adjusted according to the following formula immediately prior to the Effective Time:

                     Y                                  x     (0.695 + Adjustment Factor)  = Adjusted Purchase Price
---------------------------------------------
 (0.305 - Adjustment Factor)

         For the purposes of this Section 2.5, (i) "Y" shall mean the number of shares of CPI Common Stock issued and outstanding immediately prior to the Effective Time, before giving effect to the transactions contemplated by this Agreement, and (ii) the "Adjustment Factor" shall mean the Purchaser's Adjustment Factor less the Vendor's Adjustment Factor. The Adjustment Factor will be a negative number in circumstances where the Vendor's Adjustment Factor is greater than the Purchaser's Adjustment Factor. The Purchaser's Adjustment Factor shall be calculated as follows:

         If the Purchaser's EBITDA is greater than $650,000, the Purchaser's Adjustment Factor shall be equal to zero.

         If the Purchaser's EBITDA is greater than $600,000 and less than or equal to $650,000, the Purchaser's Adjustment Factor shall be equal to 0.01.

         If the Purchaser's EBITDA is greater than $550,000 and less than or equal to $600,000, the Purchaser's Adjustment Factor shall be equal to 0.02.

         If the Purchaser's EBITDA is greater than $500,000 and less than or equal to $550,000, the Purchaser's Adjustment Factor shall be equal to 0.03.

         The Vendor's Adjustment Factor shall be calculated as follows:

         If the Vendor's EBITDA is greater than $2,325,000, the Vendor's Adjustment Factor shall be equal to zero.

         If the Vendor's EBITDA is greater than $2,150,000 and less than or equal to $2,325,000, the Vendor's Adjustment Factor shall be equal to 0.01.

         If the Vendor's EBITDA is greater than $1,975,000 and less than or equal to $2,150,000, the Vendor's Adjustment Factor shall be equal to 0.02.

         If the Vendor's EBITDA is greater than $1,800,000 and less than or equal to $1,975,000, the Vendor's Adjustment Factor shall be equal to 0.03.

         Schedule 2.5 provides illustrative examples of the operation of the Purchase Price adjustment hereunder.


                                 ARTICLE III
                            CLOSING ARRANGEMENTS

3.1 Place of Closing. The Closing shall take place at the Time of Closing at the offices of the Purchaser's Counsel in Portland, Oregon, or at such other location as may be agreed upon by the Purchaser and the Vendor.

3.2      Delivery of Certificates.

         (a) At the Effective Time, all the Corporation Shares shall cease to be outstanding, shall be cancelled and retired and shall cease to exist. The Vendor shall surrender to the Purchaser at the Closing one or more certificates that represent immediately prior to the Effective Time all the Corporation Shares ("Corporation Certificates").

         (b) The CPI Common Stock into which the Corporation Shares shall have been converted, pursuant to Section 2.4 hereof, shall be deemed to have been issued and outstanding immediately after the Effective Time. At the Closing, upon delivery of all Corporation Certificates, the Purchaser shall issue to the Vendor certificates representing the CPI Common Stock to be held by Vendor immediately after the Effective Time, under Section 2.4 hereof.

         (c) At the Closing, the Surviving Corporation shall issue certificates to the Purchaser representing the common stock of the Surviving Corporation to be held by the Purchaser immediately after the Effective Time, under Section 2.4 hereof, which shares shall be deemed to have been issued and outstanding immediately after the Effective Time.


                                ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE VENDOR

         The Vendor represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on the representations and warranties in completing the transactions herein) as follows:

4.1 Organization, Etc. The Corporation is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power, authority and capacity to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. The Corporation is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not result in a Material Adverse Change.

4.2 Subsidiaries. Schedule 4.2 contains a list of all Subsidiaries, partnerships, joint ventures and other entities in which the Corporation has, directly or indirectly, any legal or beneficial interest or any right to acquire a legal or beneficial interest and indicates for each such Subsidiary, partnership, joint venture or other entity: (i) the percentage and type of equity securities of or other interest owned or controlled by the Corporation;
(ii) the jurisdiction of incorporation or organization; (iii) each jurisdiction in which it is qualified or licensed to conduct its business; and (iv) in the case of any joint venture, the identity of each other joint venture partner. The Corporation is the direct owner, beneficially and of record, of all such equity securities or other interests listed as being owned by it, free and clear of all Liens.

4.3 Capitalization. The authorized, issued and outstanding capital stock of the Corporation is as set forth on Schedule 4.3. The Corporation does not hold any shares in its own capital. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Corporation are as set forth in the Corporation's articles of incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. All outstanding shares of capital stock of the Corporation have been duly authorized and validly issued as fully paid and non-assessable. Except as set forth in
Schedule 4.3, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, pre-emptive rights or agreements or instruments or understandings of any character to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries is bound, obligating the Corporation or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of its capital stock or the capital stock of any of its or their Subsidiaries or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, pre-emptive right or agreement. There are no outstanding obligations, contingent or other, of the Corporation or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of its capital stock. Except as set forth in Schedule 4.3, there are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to any of the capital stock of the Corporation or any of its Subsidiaries. The Corporation Shares constitute all of the issued and outstanding shares in the capital of the Corporation.

4.4 Authorization. The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and each of the other agreements contemplated hereby, to carry out its obligations under this Agreement and each of the other agreements contemplated hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by the Vendor of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Vendor, subject to required regulatory approvals, to the extent any shall be required to effect the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether enforceability is considered in equity or at law).

4.5 Violation. The execution and delivery of this Agreement by the Vendor does not, and the consummation by the Vendor of the transactions contemplated hereby and compliance with the terms hereof will not, (a) conflict with, or result in any breach of any provision of the articles of incorporation or by-laws of the Vendor or the Corporation or any of its Subsidiaries; (b) conflict with, or result in any material violation of or default or loss of any benefit under, any License, grant, statute, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which the Vendor, the Corporation or any of its Subsidiaries is a party or to which any of their respective property is subject; (c) conflict with, or result in a breach or material violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any material agreement, contract, indenture or other instrument (other than, with respect to the Leases, where such breaches, violations or defaults would not result in a Material Adverse Change) which the Vendor, the Corporation or any of its Subsidiaries is a party or to which any of their respective property is subject, or constitute a default or loss of any right thereunder which, with the lapse of time or notice or both, might result in a default or loss of a right thereunder or the creation of any Lien upon any of the assets or properties of the Vendor, the Corporation or any of its Subsidiaries; or (d) result in any suspension, revocation, impairment, forfeiture or non-renewal of any License.

4.6 Approvals. The execution and delivery of this Agreement by the Vendor and the consummation of the transactions contemplated hereby will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which the Vendor or the Corporation or any of its Subsidiaries is a party or to which any of their respective properties are subject and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required by the Vendor, the Corporation or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance by the Vendor of its obligations hereunder, other than (a) as set out on Schedule 4.6. or (b) in connection with the Leases.

         The Vendor further represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on the representations and warranties in completing the transactions herein) that, to the best of its knowledge:

4.7      Financial Statements and Other Information.

         (a) The Vendor has delivered to the Purchaser (i) true, correct and complete copies of the Corporation's audited consolidated balance sheets as of June 28, 1997 and June 29, 1996 and the related audited consolidated statements of income and retained earnings and cash flows (together with the auditors' reports thereon) for each of the year ended June 28, 1997 and the nine month period from September 30, 1995 to June 29, 1996, together with notes to such financial statements (the "Audited Financial Statements"), and (ii) true, correct and complete copies of the Corporation's unaudited balance sheets for the months of July 1997, August 1997 and September 20, 1997 and the related unaudited consolidated statements of income and retained earnings and cash flows for the months of July 1997, August 1997 and September 20, 1997 (the "Interim Financial Statements"). The Audited Financial Statements and Interim Financial Statements are herein collectively referred to as the "Financial Statements".

         (b) The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and the balance sheets included therein present fairly, in all material respects, as of their respective dates the financial condition of the Corporation (subject, in the case of Interim Financial Statements, to year-end adjustments that may be required upon audit, which adjustments will not result in a Material Adverse Change on such financial statements). All material liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Financial Statements have been disclosed in the balance sheets included in the Financial Statements or in notes to the Financial Statements to the extent such liabilities were required, under generally accepted accounting principles, to be so disclosed.

4.8      No Undisclosed Liabilities.

         (a) Except as set forth on Schedule 4.8, the Corporation has no liability or obligations of any nature (contingent or otherwise), other than those disclosed or reflected in the Financial Statements or incurred in the ordinary course of business consistent with past practice since the date of the last Interim Financial Statements.

         (b) Since June 28, 1997, no Material Adverse Change in the Corporation and its Subsidiaries taken as a whole has occurred, except as disclosed in
Schedule 4.8 or as set forth in the Interim Financial Statements.

4.9 Events Subsequent to June 28, 1997. Since June 28, 1997, neither the Corporation nor any of its Subsidiaries has:

         (a) except as disclosed in Schedule 4.9, transferred, assigned, sold or otherwise disposed of any of the assets shown in the Audited Financial Statements or cancelled any debts or claims except in each case in the ordinary and normal course of business, consistent with past practice (which ordinary and normal course of business includes the operation of stores owned by the Corporation or any of its Subsidiaries);

         (b) incurred or assumed any obligation or liability (direct or indirect, absolute or contingent), except those listed in
                  Schedule 4.8 hereto and except unsecured current obligations and liabilities incurred in the ordinary and normal course of business consistent with past practice;

         (c) except as disclosed in Schedule 4.9, or in connection with a Corporate Reorganization, issued or sold any shares in its capital or any warrants, bonds, debentures or other corporate securities or issued, granted or delivered any right, option or other commitment for the issuance of any such other securities;

         (d) except as disclosed in Schedule 4.9, or in connection with a Corporate Reorganization, declared or made any payment of any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares thereof or effected any subdivision, consolidation or reclassification of any such shares or repaid in full or in part any shareholder loans;

         (e) suffered any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and normal course of business where such loss, rights, commitment or transaction is or would be material in relation to the Corporation and its Subsidiaries, taken as whole;

         (f) except as disclosed in Schedule 4.9, amended or changed or taken any action to amend or change its constating documents or by-laws;

         (g) except as disclosed in Schedule 4.9, made any general wage or salary, or fee increases in respect of personnel it employs or consultants it retains other than regularly scheduled increases in the ordinary course of business, consistent with past practice;

         (h) except as disclosed in Schedule 4.9 hereto, mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

         (i) except as disclosed in Schedule 4.9, loaned or agreed to lend money to any Person including a shareholder;

         (j) except for inventory, equipment or assets acquired in the ordinary course of business consistent with past practice, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person; and

         (k) authorized or agreed or otherwise become committed to any of the foregoing.

4.10     Taxes.   Except for matters that would not result in a Material Adverse
                  Change:

         (a) all tax returns  (including,  without limitation,  income,  profit, franchise, sales and use, excise, severance, occupation, property, gross receipts, payroll and withholding tax returns and information returns), deposits and reports (all such returns, deposits and reports herein referred to collectively as "Tax Returns" or singularly as a "Tax Return") of or relating to any Canadian or United States federal, state, provincial, local or foreign or other governmental tax (all, together with any penalties, additions to tax, fines and interest thereon or related thereto, herein referred to collectively as "Taxes" or singularly as a "Tax") that are required to be filed or deposited for, by, on behalf of or with respect to the Corporation or its Subsidiaries, including, but not limited to, those relating to the income, business, operations or property of the Corporation and its Subsidiaries and those which include or should include the Corporation and its Subsidiaries, have been filed or deposited duly and on a timely basis and all Taxes and filing fees shown to be due and payable on such Tax Returns have been paid in full and all instalments, assessments and charges of which the Corporation or its Subsidiaries is aware or has received notice and which are due and payable by the Corporation or its Subsidiaries have been paid in full. Schedule 4.10 sets forth all the jurisdictions in which Tax Returns have been filed;

         (b) all such Tax Returns and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein and reflect all liabilities for Taxes for the periods covered by such Tax Returns;

         (c) no such Tax Return or designation contains any misstatement or omits any statement that should have been included therein;

         (d) except as disclosed on Schedule 4.10, none of such Tax Returns are now under audit or examination by any Canadian or United States federal, state, provincial, local or foreign or other Governmental Entity and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Corporation of its Subsidiaries or with respect to any such Tax Return or any suits or other judicial or administrative actions, proceedings, investigations or claims now pending or threatened against the

Corporation or any of its Subsidiaries with respect to any Tax, governmental charge or assessment;

         (e) all Taxes imposed on the Corporation or its Subsidiaries (or for which the Corporation or any of its Subsidiaries is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements)), which are due and payable on or before the Closing Date, have been or will be paid when due and the latest balance sheet included in the Financial Statements reflects and includes adequate provisions for the payment in full of any and all Taxes for which the Corporation or any of its Subsidiaries is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements), not yet due for any and all periods up to and including the date of such balance sheet;

         (f) all Taxes for which the Corporation or any of its Subsidiaries is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements), for periods beginning after September 30, 1995 through the Closing Date have been, or will be, paid when due or adequately reserved against on the books of the Corporation or any of its Subsidiaries on or prior to the Closing Date and an amount of cash equal to the amount of such reserve will have been set aside for payment of such Taxes;

         (g) the Corporation and its Subsidiaries have withheld and remitted all amounts required to be withheld and have paid such amounts due to the appropriate authority on a timely basis and in the form required under the appropriate legislation; and

         (h) there is no tax Lien, whether imposed by any Canadian or United States federal, state, provincial, county, local or foreign taxing authority, outstanding and filed against the assets, properties or business of the Corporation or any of its Subsidiaries. Except as disclosed in Schedule 4.10, neither the Corporation nor any of its Subsidiaries has agreed to make nor is required to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise. Neither the Corporation nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or as a consequence of the transactions contemplated hereby will result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of Section 28OG of the Code.

4.11 Litigation. Except as set forth in Schedule 4.11, there is no action, suit, investigation, arbitration or proceeding in progress, pending or threatened against or affecting the Corporation or any of its Subsidiaries or any of their respective properties or rights (including no charge of patent, copyright and/or trademark infringement) and, no circumstances have occurred which would give rise to any such action, suit, investigation, arbitration or proceeding. Except as set forth in Schedule 4.11, there is not presently outstanding against the Corporation or any of its Subsidiaries any judgment, decree, injunction, award or order of any court, commission, agency or arbitrator.

4.12 Compliance with Laws. Except as disclosed in Schedule 4.12, the Corporation and its Subsidiaries have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Entity relating to or affecting the operation, conduct or ownership of their respective properties or business. No investigation or review by any Governmental Entity (including without limitation any audit or similar review by any federal, foreign, state, provincial or local taxing authority) with respect to the Corporation or a Subsidiary thereto is pending or threatened. Neither the Corporation nor any of its Subsidiaries is in default with respect to any order, writ, injunction or decree known to or served upon the Corporation or any of its Subsidiaries of any Governmental Entity, which default would result in a Material Adverse Change.

4.13 Franchise Law Compliance. Except as disclosed in Schedule 4.13, the Corporation or its Subsidiaries have made all filings under all federal, state and foreign franchise laws and regulations as required by reason of the business conducted by the Corporation and its Subsidiaries, in order to offer, sell and maintain franchises and have all licenses, authorizations and approvals necessary to offer, sell and maintain franchises in the jurisdictions in which they have offered or sold franchises. The offering circulars and disclosure statements filed and distributed by the Corporation or its Subsidiaries (the most recent of which has been supplied to the Purchaser) comply in all material respects with applicable federal, state and foreign laws and regulations and neither the Corporation nor any of its Subsidiaries or Affiliates has received any notice that such offering circulars or disclosure statements are not in compliance with any such applicable laws and regulations.

4.14     Customers,  Suppliers,  Franchisees and Brokers. Except as set forth in
Schedule 4.14, (i) the relationships of the Corporation and its Subsidiaries with their respective customers, suppliers, franchisees and brokers have been entered into and are conducted at arms length in the ordinary course of business and (ii) since June 30, 1997, no material customer, franchisee, broker or material supplier of the Corporation or any of its Subsidiaries has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationships with the Corporation or such Subsidiary. Except as set forth in Schedule 4.14, none of the franchisees of the Corporation or its Subsidiaries have formed or organized any association relating to the franchisees' relationship with the Corporation or its Subsidiaries. No association or group listed on Schedule 4.14 has commenced, or has threatened to commence, any action, suit, proceeding, claims or legal, administrative or arbitral proceedings or investigations against the Corporation or any of its Subsidiaries or Affiliates, or alleged that any offering circular or disclosure statement issued by the Corporation or such Subsidiaries is false or misleading.

4.15 Title to and Condition of Property. Neither the Corporation nor any of its Subsidiaries owns any real property. Except as set forth on Schedule 4.15, all leases, subleases, licences and other agreements (both verbal and written), under which the Corporation, any Subsidiary thereof or any franchisee occupies real property (collectively, the "Leases") are valid, binding and in full force and effect, no written notice of default or termination thereunder has been received by the Vendor, Corporation, any Subsidiary or any franchisee, all rents and other sums and other charges payable by the lessee thereunder are current (or no more than 60 days past due) and no termination event either conditional or uncured default on the part of the Corporation or any Subsidiary or any franchisee exists thereunder.

4.16     Environmental Matters.  Except as disclosed on Schedule 4.16:

         (a) the Corporation and each of its Subsidiaries have been in the past and are now in compliance with all Environmental Laws and all material requirements of applicable permits, licenses, approvals and other authorizations under applicable Environmental Laws;

         (b) neither the Corporation nor any of its Subsidiaries is, or has received any notification that it may be subject to any material claim, action, obligation, proceeding, investigation or evaluation directly or indirectly relating to any of their current or past operations, or those of any predecessor, or any by-product thereof, of any of their current or formerly owned, leased or operated properties, or those of any predecessor that could directly or indirectly result in the incurrence of any material Environmental Liabilities and Costs by the Corporation or any of its Subsidiaries;

         (c) neither the Corporation nor any of its Subsidiaries has entered into any agreement with any Governmental Entity or other Person by which responsibility was assumed for, either directly or indirectly, the conduct of any Remedial Action or the incurrence of any other Environmental Liabilities; provided, however, that the representation and warranty in this subsection (c) does not limit or otherwise modify any other representations and warranties in this Agreement, including without limitation, the representation and warranty in
Section 4.16(b) concerning the existence of any claims, actions, obligations, proceedings, investigations or evaluations in connection with any such leases;

         (d) the Corporation and its Subsidiaries have all permits, orders or approvals as required by the Environmental Laws that are necessary for the conduct of its business as now conducted, all of which are listed on Schedule
4.16 ("Environmental Permits"). All Environmental Permits are listed on Schedule
4.16 and are in full force and effect;

         (e) no portion of the real property leased by the Corporation or any of its Subsidiaries with respect to its business is listed or proposed for listing on any Contaminated Site List;

         (f) there has been no Release of any Hazardous Materials on or underlying any real property owned or leased by the Corporation or any of its Subsidiaries;

         (g) no asbestos-containing materials or polychlorinated biphenyls ("PCBs") are present on or underlying a real property owned or leased by the Corporation or any of its Subsidiaries;

         (h) there are no underground storage tanks for Hazardous Materials, active or abandoned, at any property now owned or leased by the Corporation and its Subsidiaries; and

         (i) neither the Corporation nor any of its Subsidiaries is aware of any Environmental Remediation Costs which are required in connection with the operation of their respective businesses.

4.17 Material Contracts. Except as set out in Schedule 4.17 and any other Schedules to this Agreement and except as otherwise disclosed in the Financial Statements, neither the Corporation nor any of its Subsidiaries is a party to or bound by any contract or commitment either now or in the future, whether oral or written (other than contracts for insurance or Leases) which are material to their respective businesses (the "Material Contracts"). For the purposes of this Agreement, any contract or commitment, (i) the performance of which will extend over a period of one year or more or (ii) involving the payment to or from the Corporation or any of its Subsidiaries of more than $100,000 shall be deemed to be a Material Contract. All such Material Contracts are in good standing and in full force and effect without amendment thereto and the Corporation or a Subsidiary thereto is entitled to all benefits thereunder. Neither the execution nor delivery of, nor consummation of the transactions contemplated under this Agreement shall constitute a breach or default under, or give rise to a right of cancellation by any party to any of the Material Contracts.

4.18 Employment Contracts. Except as set out in Schedule 4.18, there are no contracts of employment entered into with any employee employed by the Corporation or any of its Subsidiaries. Neither the Corporation nor any of its Subsidiaries has entered into any agreements with its employees with respect to the payment of any amounts resulting from a termination of employment. The transactions contemplated by this Agreement will not give rise to any severance or other payments to any employee, consultant, director, officer or agent of the Corporation or any of its Subsidiaries. Except as set out in Schedule 4.18, neither the Corporation nor any of its Subsidiaries is subject to any collective bargaining agreement and there are no efforts to unionize any employees employed by the Corporation or its Subsidiaries.

4.19 Employee Plans. Schedule 4.19 sets out all the employee benefit plans, programs and arrangements maintained or contributed to by The Second Cup Ltd., the Vendor, the Corporation or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Corporation or any of its Subsidiaries (the "Employee Plans"). Except as set forth in Schedule 4.19 and except as would not, individually or in the aggregate, have a Material Adverse
Effect:

                   (i) none of the Employee Plans is a multi-employer plan within the meaning of ERISA;

                   (ii) none of the Employee Plans promises or provides retiree medical or life insurance benefits to any person;

                  (iii)    each  Employee  Plan  intended to be qualified  under
                           Section 401(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") has received a favourable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Employee Plan;

                   (iv)    each  Employee Plan has been operated in all material
                           respects  in  accordance   with  its  terms  and  the
                           requirements of applicable law;

                   (v) neither the Corporation nor any Subsidiary has incurred any direct or indirect liability arising out of, by operation of Title IV of ERISA in connection with the termination of, or withdrawal from any
                           Employee Plan, or other retirement plan or arrangement, and no fact or event exist that could reasonably be expected to give rise to any such liability; and

                  (vi) the Corporation and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act ("WARN") and no fact exist that could give rise to liability under such Act. Except as set forth in Schedule 4.19, the aggregate accumulated benefit obligations of each Employee Plan subject to Title IV of ERISA (as at the date of the most recent actuarial valuation prepared for such Employee Plan) do not exceed the fair market value of the assets of such Employee Plan (as at the date of such valuation).

4.20 Brokerage Fees. No broker, finder or investment banker (other than First Marathon Securities Limited whose fees are paid by the Vendor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Vendor.

4.21 Intellectual Property. Schedule 4.21 contains an accurate and complete list of all material domestic and foreign patents, patent applications, trade names, trademarks, trade secrets, copyrights, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications owned (in whole or in part), licensed to any extent or used or anticipated to be used by the Corporation and its Subsidiaries in the conduct of their business, other than "shrink wrap" licenses to commonly available software (collectively, the "Intellectual Property"). The Corporation and its Subsidiaries either own all right, title and interest in and to, or possess the exclusive right to use, the Intellectual Property used in the conduct of their business (including, without limitation, the exclusive right to use and license the same (in the jurisdiction(s) where registered in the case of trademarks, service marks and copyrights)) and each item constituting part of the Intellectual Property in which the Corporation and its Subsidiaries has an ownership or license interest has been, to the extent indicated on Schedule 4.21, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other Governmental Entities as are indicated on Schedule 4.21 and such registrations, filings and issuances remain in full force and effect. No claim of infringement or misappropriation of patents, trademarks, trade names, service marks, copyrights or trade secrets of any other Person has been made nor threatened against the Corporation or its Subsidiaries and neither the Corporation nor any of its Subsidiaries is infringing or misappropriating any patents, trademarks, trade names, service marks, copyrights or trade secrets of any other Person.

4.22 Licenses. The Corporation and its Subsidiaries have all licenses, permits, consents and other governmental certificates, authorizations and approvals required by every federal, state, provincial, local and foreign Governmental Entity for the conduct of its business and the use of its properties as presently conducted or used including, without limitation, all licenses required under Environmental Laws and any federal, state, local or foreign law relating to public health and safety, or employee health and safety (collectively, "Licenses"). All of the Licenses are in full force and effect and no action or claim is pending nor is threatened to revoke or terminate any License or declare any License invalid in any material respect. The Corporation and its Subsidiaries have taken all necessary action to maintain such Licenses.

4.23 Competition. Except as set out in Schedule 4.23, and other than restrictions which may exist under any of the Leases, neither the Corporation nor any of its Subsidiaries is a party to any agreement which restricts the freedom of the Corporation or such Subsidiary to carry on its business as currently being carried on, including, without limitation, any contract or agreement which contains a covenant by the Corporation or any Subsidiary thereto not to compete in any line of business with any other Person.

4.24     Contracts  with  Non-Arm's  Length  Persons.  Except  as set  forth  in
Schedule 4.24, there are no existing contracts or arrangements to which the Corporation or any of its Subsidiaries is a party in which the Vendor, any Affiliate of the Vendor, any director or officer of the Vendor, the Corporation or any of its Subsidiaries, or any other Person not dealing at arm's length (as that term is defined in the Code) with the Vendor, the Corporation, any of its Subsidiaries, or any director or officer of the Corporation or any of its Subsidiaries, or any of them, has an interest, whether directly or indirectly, other than such contracts or arrangements with terms based on fair market value in the ordinary course of business which are not material to the business of the Corporation or its Subsidiaries.


                                 ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Vendor (and acknowledges that the Vendor is relying on the representations and warranties in completing the transactions herein) as follows:

5.1 Organization, Etc. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Oregon and has all necessary corporate power, authority and capacity to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. The Purchaser is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not result in a Material Adverse Change

5.2 Subsidiaries. Schedule 5.2 contains a list of all Subsidiaries, partnerships, joint ventures and other entities in which the Purchaser has, directly or indirectly, any legal or beneficial interest or any right to acquire a legal or beneficial interest and indicates for each such Subsidiary, partnership, joint venture or other entity: (i) the percentage and type of equity securities of or other interest owned or controlled by the Purchaser;
(ii) the jurisdiction of incorporation or organization; (iii) each jurisdiction in which it is qualified or licensed to conduct its business; and (iv) in the case of any joint venture, the identity of each other joint venture partner. The Purchaser is the direct owner, beneficially and of record, of all such equity securities or other interests listed as being owned by it, free and clear of all Liens.

5.3 Capitalization. The authorized, issued and outstanding capital stock of the Corporation is as set forth on Schedule 5.3. The Corporation does not hold any shares in its own capital. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Corporation are as set forth in the Corporation's articles of incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. All outstanding shares of capital stock of the Corporation have been duly authorized and validly issued as fully paid and non-assessable. Except as set forth in
Schedule 5.3, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, pre-emptive rights or agreements or instruments or understandings of any character to which the Corporation is a party or by which the Corporation is bound, obligating the Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of its capital stock or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, pre-emptive right or agreement. There are no outstanding obligations, contingent or other, of the Corporation to purchase, redeem or otherwise acquire any shares of its capital stock. Except as set forth in
Schedule 5.3, there are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to any of the capital stock of the Corporation. The shares of CPI Common Stock to be issued pursuant to Section 2.4 of this Agreement at the Effective Time will be duly authorized, and when issued pursuant to the Merger, will be validly issued as fully paid and nonassessable and will not have been issued in violation of any pre-emptive rights or of any federal or state law.

5.4      Authorization.   The  Purchaser  has  all  necessary  corporate  power,
authority and capacity to enter into this Agreement and each of the other agreements contemplated hereby, and to carry out its obligations under this Agreement and each of the other agreements contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the consummation of the transactions contemplated hereby and the performance by the Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Purchaser, subject to required regulatory approvals, to the extent any shall be required to effect the transactions contemplated by this Agreement, and the approval of the shareholders of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law). This Agreement and the transactions contemplated hereby have been unanimously approved by the board of directors of the Purchaser.

5.5 No Violation. The execution and delivery of this Agreement by the Purchaser does not, and the consummation by the Purchaser of the transactions contemplated hereby and compliance with the terms hereof will not, (a) conflict with, or result in any breach of any provision of the Purchaser's articles of incorporation or by-laws; (b) conflict with, or result in any material violation of or default or loss of any benefit under, any CPI License, grant, statute, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which the Purchaser is a party or which any of their respective property is subject; (c) conflict with, or result in a breach or material violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any material agreement, contract, indenture or other instrument (other than, with respect to the CPI Leases, where such breaches, violations or defaults would not result in a Material Adverse Change) to which the Purchaser is a party or to which any of their respective property is subject, or constitute a default or loss of any right thereunder which, with the lapse of time or notice or both, might result in a default or loss of a right thereunder or the creation of any Lien upon any of the assets or properties of the Purchaser; or (d) result in any suspension, revocation, impairment, forfeiture or non-renewal of any CPI License.

5.6 Approvals. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which the Purchaser is a party or to which any of its property is subject, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required by the Purchaser in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance by the Purchaser of its obligations hereunder, other than (a) the filing of the Nasdaq National Market System Notification Form for Listing of Additional Shares, (b) compliance with any applicable requirements under the Exchange Act, the U.S. Securities Act and foreign and state securities and "blue sky" laws, and the securities laws, regulations and policies of the provinces of Canada, as applicable, and (c) as set out on Schedule 5.6.

         The Purchaser further represents and warrants to the Vendor (and acknowledges that the Vendor is relying on the representations and warranties in completing the transactions herein) that, to the best of its knowledge:

5.7      Financial Statements and Other Information.

         (a) The audited balance sheet and any related notes and schedules included in the Purchaser's Annual Report on Form 10-KSB for the fiscal years ended December 31, 1996 and December 31, 1995 (the "CPI 10-KSBs") and the unaudited balance sheet and any related notes and schedules included in the Purchaser's Quarterly Report on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997 (the "CPI 10-QSBs") each presents fairly the consolidated financial position of the Purchaser as of its respective date and the other financial statements included in the CPI 10-KSBs and the CPI 10-QSBs present fairly the results of operations or other information included therein of the Purchaser for the respective periods or as of the respective dates therein set forth, subject, where appropriate, to normal year end adjustments which are not material in amount or effect, in each case in accordance with generally accepted accounting principles consisting applied during the periods involved (except as otherwise stated therein).

         (b) Except as disclosed in Schedule 5.9, since December 31, 1996 (i) there has been no Material Adverse Change of or to the Purchaser, whether as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labour trouble, flood, drought, riot, storm, condemnation or act of God or otherwise, and (ii) no fact or condition exists or is threatened in writing which could reasonably be anticipated to cause a Material Adverse Change in the future.

5.8 Compliance with Laws. The Purchaser has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Entity relating to or affecting the operation, conduct or ownership of its properties or business. No investigation or review by any Governmental Entity (including without limitation any audit or similar review by any federal, foreign, state, provincial or local taxing authority) with respect to the Corporation or a Subsidiary is pending or, to the best knowledge of the Purchaser, threatened. The Purchaser is not in default with respect to any order, writ, injunction or decree known to or served upon the Purchaser of any Governmental Entity, which default would result in a Material Adverse Change.

5.9      No Undisclosed Liabilities.

         (a) Except as set forth on Schedule 5.9, the Purchaser has no liability or obligations of any nature (contingent or otherwise), other than those disclosed or reflected in the financial statements included in the CPI 10-QSBs or incurred in the ordinary course of business consistent with past practice since the date of the most recent 10-KSB filed with the U.S. Commission.

         (b) Since December 31, 1996, no Material Adverse Change of the Purchaser has occurred, other than those disclosed or reflected in the financial statements included in the CPI 10-QSBs or as disclosed in Schedule 5.9.

5.10 Events Subsequent to December 31, 1996. Since December 31, 1996, the Purchaser has not:

         (a) except as disclosed in Schedule 5.10, transferred, assigned, sold or otherwise disposed of any of the assets shown in the Audited Financial Statement or cancelled any debts or claims except in each case in the ordinary and normal course of business consistent with past practice;

         (b) incurred or assumed any obligation or liability (direct or contingent), except those listed in Schedule 5.9 hereto and except unsecured current obligations and liabilities incurred in the ordinary and normal course of business consistent with past practice;

         (c) except as disclosed in Schedule 5.10, issued or sold any shares in its capital or any warrants, bonds, debentures or other corporate securities or issued, granted or delivered any right, option or other commitment for the issuance of any such other securities;

         (d) except as disclosed in Schedule 5.10, declared or made any payment of any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares thereof or effected any subdivision, consolidation or reclassification of any such shares or repaid in full or in part any shareholder loans;

         (e) suffered any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and normal course of business where such loss, rights, commitment or transaction is or would be material in relation to the Purchaser, taken as whole;

         (f) except as disclosed in Schedule 5.10, amended or changed or taken any action to amend or change its constating documents or by-laws;

         (g) except as disclosed in Schedule 5.10, made any general wage or salary or fee increases in respect of personnel which it employs or consultants it retains other than regularly scheduled increases in the ordinary course of business, consistent with past practice;

         (h) except as disclosed in Schedule 5.10 hereto, mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

         (i) except as disclosed in Schedule 5.10, loaned or agreed to lend money to any Person including a shareholder;

         (j) except for inventory, equipment or assets acquired in the ordinary course of business consistent with past practice and except as disclosed in Schedule 5.10, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person; and

         (k) authorized or agreed or otherwise become committed to any of the foregoing.

5.11     Taxes.  Except for matters that would not result in a Material Adverse
                 Change:

         (a) all tax returns (including, without limitation, income, profit, franchise, sales and use, excise, severance, occupation, property, gross receipts, payroll and withholding tax returns and information returns), deposits and reports (all such returns, deposits and reports herein referred to collectively as "Tax Returns" or singularly as a "Tax Return") of or relating to any Canadian or United States federal, state, provincial, local or foreign or other governmental tax (all, together with any penalties, additions to tax, fines and interest thereon or related thereto, herein referred to collectively as "Taxes" or singularly as a "Tax") that are required to be filed or deposited for, by, on behalf of or with respect to the Purchaser including, but not limited to, those relating to the income, business, operations or property of the Purchaser and those which include or should include the Purchaser, have been filed or deposited duly and on a timely basis and all Taxes and filing fees shown to be due and payable on such Tax Returns have been paid in full and all instalments, assessments and charges of which the Purchaser is aware or has received notice and which are due and payable by the Purchaser have been paid in full. Schedule 5.11 sets forth all the jurisdictions in which Tax Returns have been filed;

         (b) all such Tax Returns and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein and reflect all liabilities for Taxes for the periods covered by such Tax Returns;

         (c) no such Tax Return or designation contains any misstatement or omits any statement that should have been included therein;

         (d) except as disclosed on Schedule 5.11, none of such Tax Returns are now under audit or examination by any Canadian or United States federal, state, provincial, local or foreign or other Governmental Entity and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Purchaser or with respect to any such Tax Return or any suits or other judicial or administrative actions, proceedings, investigations or claims now pending or threatened against the Purchaser with respect to any Tax, governmental charge or assessment;

         (e) all Taxes imposed on the Purchaser (or for which the Purchaser is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements)), which are due and payable on or before the Closing Date, have been or will be paid when due and the latest balance sheet included in the Financial Statements reflects and includes adequate provisions for the payment in full of any and all Taxes for which the Purchaser is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements), not yet due for any and all periods up to and including the date of such balance sheet;

         (f) all Taxes for which the Purchaser is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements), for periods beginning after December 31, 1995 through the Closing Date have been, or will be, paid when due or adequately reserved against on the books of the Purchaser on or prior to the Closing Date and an amount of cash equal to the amount of such reserve will have been set aside for payment of such Taxes;

         (g) the Purchaser has withheld and remitted all amounts required to be withheld and have paid such amounts due to the appropriate authority on a timely basis and in the form required under the appropriate legislation; and

         (h) there is no tax Lien, whether imposed by any Canadian or United States federal, state, provincial, county, local or foreign taxing authority, outstanding and filed against the assets, properties or business of the Purchaser. Except as disclosed in Schedule 5.11, the Purchaser has not agreed to make nor is required to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise. The Purchaser is not a party to any agreement, contract, arrangement or plan that has resulted, or as a consequence of the transactions contemplated hereby will result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of Section 28OG of the Code.

5.12 Litigation. Except as set forth in Schedule 5.12, there is no action, suit, investigation, arbitration or proceeding in progress, pending or threatened against or affecting the Purchaser or any of its properties or rights (including no charge of patent, copyright and/or trademark infringement) and no circumstances have occurred which would give rise to any such action, suit, investigation, arbitration or proceeding. Except as set forth in Schedule 5.12, there is not presently outstanding against the Purchaser any judgment, decree, injunction, award or order of any court, commission, agency or arbitrator.

5.13 Title to and Condition of Property. Except as set out in Schedule 5.13, the Purchaser does not own any real property. The Purchaser has good and marketable title to such owned real property. Except as set forth on Schedule 5.13, all leases, subleases, licences and other agreements (both verbal and written) under which the Purchaser occupies real property (collectively, the "CPI Leases") are valid, binding and in full force and effect, no written notice of default or termination thereunder has been received by the Purchaser, all rents and other sums and other charges payable by the lessee thereunder are current (or no more than 60 days past due) and no termination event either conditional or uncured default on the part of the Purchaser, exists thereunder.

5.14     Environmental Matters.  Except as disclosed on Schedule 5.14:

         (a) the Purchaser has been in the past and is now in compliance with all Environmental Laws and all material requirements of applicable permits, licenses, approvals and other authorizations under applicable Environmental Laws;

         (b) the Purchaser is not, and has not received any notification that it may be subject to any material claim, action, obligation, proceeding, investigation or evaluation directly or indirectly relating to any of their current or past operations, or those of any predecessor, or any by-product thereof, of any of their current or formerly owned, leased or operated properties, or those of any predecessor that could directly or indirectly result in the incurrence of any material Environmental Liabilities and Costs by the Purchaser;

         (c) the Purchaser has not entered into any agreement with any Governmental Entity or other Person by which responsibility was assumed for, either directly or indirectly, the conduct of any Remedial Action or the incurrence of any other Environmental Liabilities; provided, however, that the representation and warranty in this subsection (c) does not limit or otherwise modify any other representations and warranties in this Agreement, including without limitation, the representation and warranty in Section 5.14(b) concerning the existence of any claims, actions, obligations, proceedings, investigations or evaluations in connection with any such leases;

         (d) the Purchaser has all Environmental Permits required by the Environmental Laws that are necessary for the conduct of its business as now conducted, all of which are listed on Schedule 5.14. All Environmental Permits are listed on Schedule 5.14 and are in full force and effect;

         (e) no portion of the real property owned or leased by the Purchaser with respect to its business is listed or proposed for listing on any Contaminated Site List;

         (f) there has been no Release of any Hazardous Materials on or underlying any real property owned or leased by the Purchaser;

         (g) no asbestos-containing materials or PCBs are present on or underlying a real property owned or leased by the Purchaser;

         (h) there are no underground storage tanks for Hazardous Materials, active or abandoned, at any property now owned or leased by the Purchaser; and

         (i) the Purchaser is not aware of any Environmental Remediation Costs which are required in connection with the operation of their respective businesses.

5.15 CPI Material Contracts. Except as set out in Schedule 5.15 and any other Schedules to this Agreement, the Purchaser is not a party to or bound by any contract or commitment either now or in the future, whether oral or written (other than contracts for insurance or CPI Leases) which are material to its business (the "CPI Material Contracts"). For the purposes of this Agreement, any contract or commitment, (i) the performance of which will extend over a period of one year or more or (ii) involving the payment to or from the Purchaser of more than $50,000, shall be deemed to be a CPI Material Contract. All such CPI Material Contracts are in good standing and in full force and effect without amendment thereto and the Purchaser is entitled to all benefits thereunder. Neither the execution nor delivery of, nor consummation of the transactions contemplated under this Agreement shall constitute a breach or default or give rise to a right of cancellation by any party to any of the CPI Material Contracts.

5.16 Employment Contracts. Except as set out in Schedule 5.16, there are no contracts of employment entered into with any employee employed by the Purchaser. The Purchaser has not entered into any agreements with its employees with respect to the payment of any amounts resulting from a termination of employment. The transactions contemplated by this Agreement will not give rise to any severance or other payments to any employee, consultant, director, officer or agent of the Corporation or any of its Subsidiaries. Except as set out in Schedule 5.16, the Purchaser is not subject to any collective bargaining agreement and there are no efforts to unionize any employees employed by the Purchaser.

5.17 Employee Plans. Schedule 5.17 sets out all the employee benefit plans, programs and arrangements maintained or contributed to by the Purchaser for the benefit of any current or former employee, officer or director of the Purchaser (the "CPI Employee Plans"). Except as set forth in Schedule 5.17 and except as would not, individually or in the aggregate, result in a Material Adverse
Change:

                   (i) none of the CPI Employee Plans is a multi-employer plan within the meaning of ERISA;

                  (ii) none of the CPI Employee Plans promises or provides retiree medical or life insurance benefits to any person;

                  (iii)    each CPI Employee Plan intended to be qualified under
                           Section 401(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") has received a favourable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Employee Plan;

                  (iv) each CPI Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law;

                   (v) the Purchaser has not incurred any direct or indirect liability arising out of, by operation of Title IV of ERISA in connection with the termination of, or withdrawal from any CPI Employee Plan, or other retirement plan or arrangement, and no fact or event exist that could reasonably be expected to give rise to any such liability; and

                  (vi) the Purchaser has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act ("WARN") and no fact exist that could give rise to liability under such Act. Except as set forth in Schedule 5.17, the aggregate accumulated benefit obligations of each CPI Employee Plan subject to Title IV of ERISA (as at the date of the most recent actuarial valuation prepared for such CPI Employee Plan) do not exceed the fair market value of the assets of such CPI Employee Plan (as at the date of such valuation).

5.18 Intellectual Property. Schedule 5.18 contains an accurate and complete list of all material domestic and foreign patents, patent applications, trade names, trademarks, trade secrets, copyrights, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications owned (in whole or in part), licensed to any extent or used or anticipated to be used by the Purchaser in the conduct of his business except for "shrink wrap" licenses of commonly available software (collectively, the "CPI Intellectual Property"). The Purchaser owns all right, title and interest in and to, or possesses the exclusive right to use, the CPI Intellectual Property used in the conduct of its business (including, without limitation, the exclusive right to use and license the same (in the jurisdiction(s) where registered in the case of trademarks, service marks and copyrights)) and each item constituting part of the CPI Intellectual Property in which the Purchaser has an ownership or license interest has been, to the extent indicated on Schedule 5.18, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other Governmental Entities as are indicated on Schedule 5.18 and such registrations, filings and issuances remain in full force and effect. No claim of infringement or misappropriation of patents, trademarks, trade names, service marks, copyrights or trade secrets of any other Person has been made nor threatened against the Purchaser and the Purchaser is not infringing or misappropriating any patents, trademarks, trade names, service marks, copyrights or trade secrets of any other Person.

5.19 Licenses. The Purchaser has all licenses, permits, consents and other governmental certificates, authorizations and approvals required by every federal, state, provincial, local and foreign Governmental Entity for the conduct of its business and the use of its properties as presently conducted or used including, without limitation, all licenses required under Environmental Laws and any federal, state, local or foreign law relating to public health and safety, or employee health and safety (collectively, "CPI Licenses"). All of the CPI Licenses are in full force and effect and no action or claim is pending nor threatened to revoke or terminate any CPI License or declare any CPI License invalid in any material respect. The Purchaser has taken all necessary action to maintain such CPI Licenses.

5.20 Competition. Except as set out in Schedule 5.20, and other than restrictions which may exist under any of the CPI Leases, the Purchaser is not a party to any agreement which restricts the freedom of the Purchaser to carry on its business as currently being carried on, including, without limitation, any contract or agreement which contains a covenant by the Purchaser thereto not to compete in any line of business with any other Person.

5.21 Brokerage Fees .21 Brokerage Fees .21 Brokerage Fees. No broker, finder or investment banker (other than Black & Company whose fees are paid by the Purchaser) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of the Purchaser.

5.22 Outstanding Options. Schedule 5.22 contains an accurate and complete list of all outstanding options to acquire shares in the capital of the Purchaser held by individuals who are, as at the date hereof, or previously were employees of the Purchaser. Schedule 5.22 sets out the date of grant, the exercise price, the expiry date, the vesting date and the number of options held by each such employee.

5.23 Contracts with Non-Arm's Length Persons. Except as set forth in Schedule 5.23, there are no existing contracts or arrangements to which the Purchaser is a party in which any director or officer of the Purchaser, or any other Person not dealing at arm's length (as that term is defined in the Code) with the Purchaser has an interest, whether directly or indirectly, other than such contracts or arrangements with terms based on fair market value in the ordinary course of business which are not material to the business of the Purchaser.

5.24 Provision for Store Closures. The provision made by the Purchaser for the closure of the stores set out on Schedule 7.6 is adequate and sufficient to provide for all lease termination costs, operating losses and any other costs associated with the closure of such stores.

5.25 Coffee Plantation Acquisition. The parties acknowledge that all of the retail coffee stores operated by the Purchaser in the state of Arizona
(collectively, the "Coffee Plantation Business") were acquired from a wholly owned Subsidiary of Vendor, pursuant to an Assets Purchase Agreement, dated April 21, 1997. With respect to all of the representations, warranties and covenants made by the Purchaser in this Agreement, neither the existence of, nor the failure to disclose the existence of, any fact, condition, circumstance, liability, default, obligation or loss arising out of or relating to the operation of the Coffee Plantation Business prior to May 21, 1997 shall constitute a breach by the Purchaser of this Agreement.


                                   ARTICLE VI
                              COVENANTS OF THE VENDOR

6.1 Conduct of the Corporation and its Subsidiaries. From the date of the Acquisition Agreement until the Closing Date, the Vendor has caused and shall cause the businesses of the Corporation and its Subsidiaries to be conducted, in all material respects, in the usual and ordinary course. Without limiting the generality of the foregoing, from the date of the Acquisition Agreement until the Closing Date, except as contemplated hereby, without the written consent of the Purchaser, the Vendor shall not permit either the Corporation or any of its Subsidiaries to:


         (a) amend its articles of incorporation or by-laws, other than in connection with a Corporate Reorganization;

         (b) (i) enter into any written contract, agreement, plan or arrangement concerning any director, officer, employee or consultant of the Corporation or a Subsidiary thereto that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the closing of the transactions contemplated by this Agreement or (B) the termination of employment after the closing of the transactions contemplated by this Agreement; or (vii) enter into or amend any employment agreements (oral or written) to increase the compensation payable or to become payable by it to any of its employees or consultants or otherwise materially alter its employment relationship with any officer, director, employee or consultant over the amount payable as of the date of the Acquisition Agreement;

         (c) other than in connection with a Corporate Reorganization, (i) purchase, acquire, issue, deliver, sell or authorize the issuance, delivery or sale of any shares of its capital stock of any class or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares of its capital stock or convertible or exchangeable securities;
(ii) make any changes in its capital structure; (iii) amend any stock option, warrant, retirement, deferred compensation, employment, termination or other agreement, trust fund or arrangement for the benefit of any director, officer, consultant or employee of the Corporation or any of its Subsidiaries; or (iv) enter into any agreement or understanding or take any preliminary action with respect to the matters referred to in clause (i), (ii) or (iii) of this paragraph (c);

         (d) permit any individual employed by the Corporation or any of its Subsidiaries as of the date of this Agreement to be granted options to acquire shares in the capital of The Second Cup Ltd., the Vendor, the Corporation or any of its Subsidiaries;

         (e) incur any additional interest bearing indebtedness for borrowed money (including by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities), or incur any additional indebtedness to an Affiliate, or incur any account payable except in the ordinary course of business, or enter into or modify any contract, agreement, commitment or arrangement with respect to the foregoing;

         (f) other than sales in the ordinary course of business and consistent with present practice (i) sell, lease or otherwise dispose of any of its assets
(a) material, individually or in the aggregate, to the business, results of operations or financial condition of the Corporation or any of its Subsidiaries, or (b) to its Affiliates (other than dividends or pursuant to a Corporate Reorganization); or (ii) enter into, or consent to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

         (g) (i) enter into any new line of business; (ii) merge or consolidate with another entity, or acquire or agree to merge or acquire by purchasing a substantial portion of the assets of, or in any other manner, any business or Person, other than pursuant to a Corporate Reorganization; or (iii) make any investment in any Person;

         (h) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to its accounting policies or procedures;

         (i)      agree or commit to do any of the foregoing; and

         (j) enter into any agreement or perform any act which might interfere with or be inconsistent with the successful completion of the transactions contemplated by this Agreement.

6.2 Shareholder Meeting. The Vendor will cooperate in a reasonable manner with the Purchaser in the preparation of any filings which the Purchaser may be required to make under the Exchange Act and in the preparation of the Proxy Statement and Registration Statement with respect to any information about The Second Cup Ltd., the Vendor, the Corporation and its Subsidiaries which the Purchaser reasonably requests in connection with the preparation of such filings and statements.

6.3 Compliance with Obligations. Prior to the Closing Date, the Vendor shall cause the Corporation and its Subsidiaries to comply with (a) all applicable federal, state, provincial, local and foreign laws, rules and regulations of Canada and the United States, (b) all agreements and obligations, including its articles of incorporation and by-laws, respectively, by which it, its properties or its assets may be bound, (c) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to it, its properties or its assets, and (d) all of their obligations and covenants contained in this Agreement.

6.4 Maintenance of Cash in Account. Unless otherwise adjusted in accordance with
Section 8.11 of this Agreement, the Vendor shall ensure that the Corporation and its Subsidiaries have not less than $2,500,000 consolidated in cash in their bank accounts on the Closing Date, after payment of all of their expenses in connection with this Agreement and the transactions contemplated hereby and that neither the Corporation nor any of its Subsidiaries shall have any interest bearing indebtedness for borrowed money (short or long term) or any indebtedness to an Affiliate on the Closing Date.

6.5 Loan to Purchaser. Unless otherwise adjusted in accordance with Section 8.11 of this Agreement, the Vendor shall, or shall cause one of its Subsidiaries to, make available to the Purchaser as at the Closing Date a loan facility (the "Loan") in the maximum principal amount of four million dollars which shall bear the following terms: (i) the maximum term of the Loan shall be five years; (ii) the Loan shall be subordinate to existing bank credit facilities of the Purchaser (which facilities are disclosed on Schedule 5.15 to this Agreement);
(iii) the Loan shall be subordinate to future bank credit facilities made available to the Purchaser if such subordination is approved by the board of directors of the Purchaser; (iv) the Loan shall bear interest at such rate as is commercially available for loans of a similar nature; and (v) there shall be no prepayment penalty. The Vendor, or one of its Subsidiaries, shall enter into a definitive loan agreement with the Purchaser which includes the terms set out in this Section 6.5 and such other terms as are customary for similar loan agreements.

6.6 Exclusivity Obligations. The Vendor agrees that during the period from the date of the Acquisition Agreement until the earlier of the Closing Date and the termination of this Agreement pursuant to its terms, the Vendor, its corporate Affiliates, the directors, officers and employees of the Vendor and its Affiliates and their respective legal, financial and other advisors shall not enter into any letter of intent or other acquisition agreement with any Person concerning a transaction related to the acquisition (whether by stock purchase, merger, assets acquisition or otherwise, directly or indirectly) of any United States retail coffee business without the agreement of the Purchaser. In clarification of the foregoing, during this period, the Vendor shall not be precluded from soliciting and engaging in discussions with any person concerning possible transactions related to the United States retail coffee business provided that the Purchaser is advised of the name of such person contemporaneously with any substantive discussions (unless the Vendor is bound by confidentiality obligations from releasing such name to the Purchaser).

6.7 Maintenance of Nasdaq Listing. For at least 18 months from and after the Closing Date, the Vendor shall use its best efforts not to, and shall use its best efforts to cause the Purchaser not to, take any action to delist the shares of CPI Common Stock from the Nasdaq Stock Market; provided, however, that the foregoing shall not preclude the Purchaser from entering into a transaction pursuant to which the holders of CPI Common Stock receive cash and/or securities listed on the New York Stock Exchange, the Nasdaq Stock Market or The Toronto Stock Exchange; and provided further that "best efforts" shall not, in any event, include an obligation to invest any capital in the Purchaser.


                               ARTICLE VII
                        COVENANTS OF THE PURCHASER

7.1 Conduct of the Purchaser. From the date of the Acquisition Agreement until the Closing Date, the Purchaser has conducted and shall conduct its business, in all material respects, in the usual and ordinary course. Without limiting the generality of the foregoing, from the date of the Acquisition Agreement until the Closing Date, except as contemplated hereby, without the written consent of the Vendor, the Purchaser shall not:

         (a) amend its articles of incorporation or by-laws, except as required to consummate the transactions contemplated hereby;

         (b) (i) enter into any written contract, agreement, plan or arrangement concerning any director, officer, employee or consultant of the Purchaser that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the closing of the transactions contemplated by this Agreement or (B) the termination of employment after the closing of the transactions contemplated by this Agreement; or (ii) enter into or amend any employment agreements (oral or written) to increase the compensation payable or to become payable by it to any of its employees or consultants or otherwise materially alter its employment relationship with any officer, director, employee or consultant over the amount payable as of the date of the Acquisition Agreement.

         (c) (i) purchase, acquire, issue, deliver, sell or authorize the issuance, delivery or sale of any shares of its capital stock of any class (except for the issuance of common stock upon exercise of currently outstanding options or warrants or pursuant to the currently existing Employee Stock Purchase Plan) or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares of its capital stock or convertible or exchangeable securities; (ii) make any changes in its capital structure; (iii) amend any stock option, warrant, retirement, deferred compensation, employment, termination, or other agreement, trust fund, or arrangement for the benefit of any director, officer, consultant or employee of the Purchaser; or (iv) enter into any agreement or understanding or take any preliminary action with respect to the matters referred to in clause (i) or (ii) of this paragraph (c);

         (d) (i) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise to holders of its capital stock; (ii) split, combine or reclassify any of its capital stock or propose or authorize the issuance of any other securities in respect of or in lieu of or in substitution for any shares of its or their capital stock; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock of any class or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares of its capital stock or convertible or exchangeable securities; or (iv) take any preliminary action with respect thereto;

         (e) incur any additional interest bearing indebtedness for borrowed money, except to the extent permitted under its existing line of credit up to $400,000 (including by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities), or incur any indebtedness to an Affiliate, or incur any account payable except in the ordinary course of business, or enter into or modify any contract, agreement, commitment or arrangement with respect to the foregoing;

         (f) other than sales in the ordinary course of business and consistent with past practice or the divestiture of the assets related to those stores set out in Schedule 7.6, (i) sell, lease or otherwise dispose of any of its assets having a book or market value in excess of $50,000 individually or $100,000 in the aggregate or that are otherwise material, individually or in the aggregate, to the business, results of operations or financial condition of the Purchaser; or (ii) enter into, or consent to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

         (g) (i) enter into any new line of business; (ii) incur or commit to any capital expenditures, obligations or liabilities in connection therewith other than capital expenditures, obligations or liabilities that in the ordinary course of business or individually do not exceed $75,000 and in the aggregate do not exceed $200,000 other than capital expenditures disclosed on Schedule 7.1;
(iii) merge or consolidate with another entity, or acquire or agree to merge or acquire by purchasing a substantial portion of the assets of, or in any other manner, any business or Person; (iv) make any investment in any Person; (v) increase the retail prices of any coffee beverages or whole bean goods that it sells, other than in the normal course of business. The parties agree to act reasonably and in good faith in connection with this Section 7.1(g)(v);

         (h) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to its accounting policies or procedures;

         (i)      agree or commit to do any of the foregoing; and

         (j) enter into any agreement or perform any act which might interfere with or be inconsistent with the successful completion of the transactions contemplated by this Agreement.

7.2 Compliance with Obligations. Prior to the Closing Date, the Purchaser shall comply with (a) all applicable federal, state, provincial, local and foreign laws, rules and regulations of Canada and the United States, (b) all agreements and obligations, including its articles of incorporation and by-laws, respectively, by which it, its properties or its assets may be bound, (c) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to it, its properties or its assets, and (d) all of its obligations and covenants contained in this Agreement.

7.3 Orders and Rulings. The Purchaser shall use its best efforts to obtain from applicable securities regulatory authorities such orders and rulings as may be required so that the shares of the CPI Common Stock to be issued to the Vendor pursuant to this Agreement will be freely tradeable in the United States, subject only to the restrictions imposed by Rule 145 under the U.S. Securities Act and the anti-fraud provisions under applicable laws.

7.4 Shareholder Meeting. The Purchaser shall cause a meeting of its shareholders to be duly called and held as promptly as practicable for the purpose of obtaining shareholder approval, as and to the extent required by applicable federal or state laws, regulations, or rules of the transactions contemplated by this Agreement and, if requested by the Vendor, for a new stock option plan. In connection with such meeting, the Purchaser will use its best efforts to, and will direct its financial advisor to, solicit from its shareholders proxies in favor of any required shareholder approval in connection with this Agreement and the transactions contemplated hereby and shall take all other action necessary or advisable to secure the vote or consent of its shareholders required by the law of Oregon to obtain such approvals and will otherwise comply with all legal requirements applicable to such meeting.

7.5 Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, the Purchaser shall (i) prepare and file with the U.S. Commission and with any other appropriate regulatory authority in all jurisdictions where the same is required and will mail to its shareholders, and other appropriate Persons as required by applicable law, as promptly as practicable, the Proxy Statement and all other materials for the CPI Meeting in such form and content as is reasonably acceptable to the Vendor and its counsel and (ii) prepare and file with the U.S. Commission a registration statement (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included, in connection with the registration under the U.S. Securities Act of the shares of the CPI Common Stock to be issued at the Closing Date to the Vendor and any shares of CPI Common Stock issuable upon the exercise of options, (unless an exemption from registration under the U.S. Securities Act is available), and all such shares shall be freely tradeable in the United States, subject only to the restrictions imposed by Rule 145 promulgated under the U.S. Securities Act and the anti-fraud provisions under applicable laws and (iii) if required by the Vendor, prepare a registration statement in connection with the issuance of options to acquire shares of CPI Common Stock to employees of the Purchaser following the Closing to be filed with the U.S. Commission on the Closing Date. The Proxy Statement shall include the recommendation of the board of directors of the Purchaser in favour of this Agreement and the transactions contemplated hereby.

7.6 Store Closings. Forthwith following the execution of this Agreement, the Purchaser shall use all commercially reasonable efforts to negotiate the closure or sale of its stores set out in Schedule 7.6.

7.7 Delivery of Audited Financial Statements. The Purchaser shall deliver to the Vendor audited financial statements for its fiscal year ending December 31, 1997 on the earlier of two Business Days prior to the Closing Date and February 27, 1998.

7.8 Exclusivity Obligations. The Purchaser agrees that during the period from the date of the Acquisition Agreement until the earlier of the Closing Date and the termination of this Agreement pursuant to its terms, the Purchaser, the directors, officers and employees of the Purchaser, and their respective legal, financial and other advisors shall not solicit or negotiate (or continue any such negotiations) with any Person (other than the Vendor) for the sale of more than 10% of the CPI Common Stock (other than (i) shares of CPI Common Stock traded on the Nasdaq Stock Market or (ii) shares of CPI Common Stock issued upon the exercise of stock options) or the sale of assets of the Purchaser (other than non-intellectual property assets located outside of Oregon and Arizona) outside of the ordinary course of business or the merger, amalgamation or other form of business combination involving the Purchaser or any of its shares of CPI Common Stock or assets or provide any confidential information to any Person other than the Vendor or its representatives in connection with any of the foregoing.

7.9 Coffee Bean International, Inc. The Purchaser may seek to extend the terms of its supply agreement with Coffee Bean International, Inc. dated February 17, 1997 which expires on November 30, 1997 (the "CBI Agreement"), provided, however, that the terms of any such extension shall be substantially the same as those contained in the CBI Agreement and shall provide for the full and final termination thereof on or before the later of May 31, 1998 and 60 days immediately following the Closing Date.

7.10 Nasdaq Listing. The Purchaser shall use its best efforts, subject to the constraints imposed by Sections 5.10 and 7.1 of this Agreement, to maintain the listing of the CPI Common Stock on the Nasdaq National Market.


                                ARTICLE VIII
                  COVENANTS OF THE PURCHASER AND THE VENDOR

8.1      Access to Information; Confidentiality.

         (a) From the date of the Acquisition Agreement to the Closing Date, to the extent it is required for the purposes of the preparation of the Proxy Statement and the Registration Statement, the Purchaser shall (and shall cause its officers, directors, employees, auditors and agents to) afford the officers, employees and agents of the Vendor (the "Vendor's Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records and shall furnish the Vendor's Representatives with all financial, operating and other data and information as may be reasonably requested.

         (b) From the date of the Acquisition Agreement to the Closing Date, to the extent it is required for the purposes of the preparation of the Proxy Statement and the Registration Statement, the Vendor shall (and shall cause the Corporation and its Subsidiaries and their officers, directors, employees, auditors and agents to) afford the officers, employees and agents of the Purchaser (the "Purchaser's Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records of the Corporation and its Subsidiaries and shall furnish the Purchaser's Representatives with all financial, operating and other data and information relating to the Corporation and its Subsidiaries as may be reasonably requested.

         (c) The Purchaser shall furnish to the Vendor as promptly as practicable at each of the Purchaser's Financial Period Ends occurring from the date of the Acquisition Agreement to the Closing Date, a complete, internally prepared financial statements package (which shall include an income statement, balance sheet and statement of cash flows) for that particular Purchaser's Financial Period End as well as the standard weekly management reports prepared by the Purchaser (substantially in the form presented to the Vendor prior to the execution of this Agreement). The Vendor shall furnish to the Purchaser as promptly as practicable at each of the Vendor's Financial Period Ends occurring from the date of the Acquisition Agreement to the Closing Date, a complete, internally prepared financial statements package (which shall include an income statement, balance sheet and statement of cash flows) for that particular Vendor's Financial Period End.

         (d) All information obtained by the Purchaser or the Vendor pursuant to
this  Section  8.1  shall  be  kept   confidential   in   accordance   with  the
Confidentiality Agreement.

8.2 Notification of Certain Matters. The Purchaser shall give prompt notice to the Vendor, and the Vendor shall give prompt notice to the Purchaser, of (i) the occurrence or non-occurrence, of any event the occurrence or non-occurrence of which would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate; or (b) any covenant, condition or agreement not to be complied with or satisfied; (ii) any failure of the Purchaser or the Vendor, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) subject to Section 6.1 and 7.1, any lease, sublease, licence or other agreement entered into by the Purchaser, the Corporation, any of the Corporation's Subsidiaries or franchisees to occupy real property after the date of the Acquisition Agreement and any amendment to any of the Leases or the CPI Leases; provided, however, that the delivery of any notice pursuant to this
Section 8.2 shall not limit or otherwise affect the remedies available hereunder to the parties receiving such notice. The Purchaser shall give prompt notice to the Vendor of any price increases it makes.

         The Purchaser and the Vendor will promptly supplement or amend all of the Schedules and Exhibits hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule and Exhibit hereto (or provide a certificate of an officer certifying to which Schedules and Exhibits do not need to be supplemented or amended pursuant to the terms of this Agreement) at the following times: (i) November 26, 1997; (ii) ten Business Days prior to the day of the CPI Meeting; and (iii) at the Closing. No supplement or amendment of a Schedule or Exhibit made pursuant to this Section shall be deemed to cure any breach of, affect or otherwise diminish any representation or warranty made in this Agreement unless the other party hereto specifically agrees thereto in writing.

8.3 Regulatory Approvals. Prior to the Closing Date, each party shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity or Regulatory Authority which may be reasonably required, or that the other party may reasonably request, in connection with the consummation of the Merger. Each party shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.

8.4 Actions Contrary to Stated Intent. Neither party shall, or shall permit any of its Subsidiaries to, take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions set forth in Article IX not being satisfied.

8.5 Certain Filings. The Purchaser and the Vendor shall cooperate with one another:

         (a) in determining whether any action by or in respect of, or filing with, any Governmental Entity or Regulatory Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

         (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking to obtain in a timely manner any such actions, consents, approvals or waivers.

8.6 Public Announcements. The Purchaser and the Vendor will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the consent of the other party, issue such press release or make such public statement as may be required by law or by the Nasdaq Stock Market or The Toronto Stock Exchange if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

8.7 Satisfaction of Conditions Precedent. The Purchaser and the Vendor will use their best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article IX, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby. Each of the Purchaser and the Vendor agrees to negotiate in good faith with respect to any additional agreement reasonably requested by another party hereto which such requesting party determines in good faith is necessary to effect the transactions contemplated hereby.

8.8 Brothers Escrow Agreement. The rights of the Corporation to be indemnified by Brothers Retail Corp. in connection with the settlement of various matters pursuant to the Brothers Stock Purchase Agreement and any rights of the Corporation to monies being held under the Brothers Escrow Agreement in connection with such settlements shall be held by the Corporation for the account of The Second Cup Ltd.; provided, however, that if the rights to indemnification relate to a settlement wherein costs or losses were incurred by the Corporation after the Closing Date, such rights to indemnification (and the monies to be recovered by the Corporation in connection therewith less any costs incurred in the collection of such monies) shall, to the extent of such costs or losses only, remain with the Corporation. The Purchaser acknowledges that the monies being held under the Brothers Escrow Agreement are not part of the assets of the Corporation being acquired by the Purchaser pursuant to this Agreement. Following the execution of this Agreement, the Corporation shall execute an irrevocable direction to Brothers Retail Corp. and Norwest Bank Colorado, N.A. directing Norwest Bank Colorado, N.A. to deliver any monies owing to the Corporation under the Brothers Escrow Agreement to The Second Cup Ltd. in accordance with the terms of this Section 8.8.

8.9 Number of Directors. The Vendor shall take all actions necessary to cause to be elected to the board of directors of the Purchaser for a period of one year from the Closing Date, three persons designated prior to the Closing Date by the Purchaser (the "Purchaser's Nominees"). The Vendor agrees to execute all documents and instruments reasonably requested by Purchaser with respect to this covenant. The Vendor shall be entitled to nominate to the board of directors of the Purchaser up to six directors (the "Vendor's Nominees"). The Proxy Statement shall provide that the board of directors of the Purchaser be fixed at up to nine and shall ask shareholders to nominate the Vendor's Nominees and the Purchaser's Nominees to the board of directors of the Purchaser effective upon the Closing of the transactions contemplated hereby. The Purchaser and the Vendor agree that it is desirable to have a representation of independent directors on the board of directors of the Purchaser.

8.10     Tax Cooperation.

         (a) The Purchaser and the Vendor shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax returns (including any report required pursuant to
Section 368 of the Code and all treasury  regulations  promulgated  thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and the Vendor agree (i) to retain all books and records with respect to Tax matters pertinent to the Purchaser, the Corporation and its Subsidiaries relating to any Tax period before the Closing Date and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records.

         (b) The Purchaser and the Vendor further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Purchaser, the Corporation or any of the Corporation's Subsidiaries or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

 8.11 Cash/Working Capital Adjustment. The parties acknowledge that the basis for the cash contribution to be made by the Corporation pursuant to Section 6.4 of this Agreement was predicated on an assessment as at the time of negotiations between the parties of the net indebtedness and the working capital position of the Purchaser (the "Cash Adjustment Base," which means current assets less current liabilities less long term debt and capital leases). In order to accommodate certain negative variances in the Cash Adjustment Base between the date of the Acquisition Agreement and the Closing Date, excluding changes resulting from the negotiations and consummation of this transaction, which shall be no greater than $1,250,000, the Vendor's obligations under Sections 6.4 and 6.5 of this Agreement shall be adjusted in the following circumstances as follows:

         If the Purchaser's Cash Adjustment Base as at the most current Purchaser's Financial Period End prior to the Closing Date is less than negative $5,300,000, the Vendor shall (i) decrease the amount of cash to be kept in the Corporation's bank account on the Closing Date in accordance with Section 6.4 on a dollar for dollar basis with the amount by which the Purchaser's Cash Adjustment Base (after adding back amounts paid or accrued by the Purchaser in connection with the negotiations and consummation of the transactions contemplated by this Agreement, which amounts shall be no greater than $1,250,000) is less than negative $5,300,000 and (ii) increase the maximum principal amount of the Loan to be made to the Purchaser at the Closing Date pursuant to Section 6.5 on a dollar for dollar basis (after adding back amounts paid or accrued by the Purchaser in connection with the negotiations and consummation of the transactions contemplated by this Agreement, which amounts shall be no greater than $1,250,000) with the amount by which the Purchaser's Cash Adjustment Base is less than negative $5,300,000. The parties acknowledge that the exclusion of transaction costs from the Working Capital Adjustment is to give effect to the Vendor's agreement to reimburse the Purchaser's expenses from the transactions contemplated by this Agreement, which expenses shall be no greater than $1,250,000.

8.12 Lease Consents. The Purchaser has been informed that the Vendor will not obtain consents or approval with respect to the Leases because there will be no effective change of control of the Corporation. A failure to obtain any required consents with respect to the Leases shall not constitute a breach of this Agreement, unless such failure results in a Material Adverse Change.

8.13 Coffee Supply. Subject to the full and final termination of the CBI Agreement pursuant to Section 7.9, the Purchaser and the Vendor agree that the production of coffee for the Purchaser shall be transferred to the Corporation's roasting facility at Castroville, California as soon as possible after the Closing Date, that such transfer shall be undertaken so as to ensure a smooth transition of production of Purchaser's coffee and that coffee of a quality equal or superior to that currently purchased by the Purchaser shall be produced at such facility on terms to be agreed upon by the parties at or prior to Closing.

                               ARTICLE IX
                          CONDITIONS OF CLOSING

9.1 Conditions to All Parties' Obligations. The obligations of all the parties to this Agreement to effect the transactions contemplated hereby shall be subject to the fulfilment or satisfaction, at or prior to the Closing Date (or such other date as provided in Section 10.1(f) and 10.1(g) hereof), of the following conditions or the mutual waiver by the parties:

         (a) Shareholder Approval. The Shareholders of Purchaser shall have at the CPI Meeting approved the transactions contemplated by this Agreement to the extent required by applicable federal or state laws, regulations, or rules.

         (b) Illegality or Legal Constraint. No temporary restraining order, preliminary or permanent injunction or other order or restraint issued by any court of competent jurisdiction in the United States or Canada, no statute, rule, regulation, order, decree, restraint or pronouncement by any Governmental Entity, and no other legal restraint or prohibition which would prevent or have the effect of preventing the consummation of the Merger shall have been issued or adopted or be in effect; provided, however, that the parties shall use their best efforts to cause any such injunction, restraint, decree, pronouncement or other order to be vacated or lifted.

         (c) Governmental Authorizations. All permits, approvals, filings and consents required or advisable to be obtained or made prior to the closing of the transactions contemplated by this Agreement under applicable Canadian law, federal laws of the United States or applicable laws of any state or foreign country having jurisdiction over the transactions contemplated herein shall have been obtained or made, as the case may be, on terms and conditions satisfactory to the Purchaser and the Vendor, acting reasonably, including without limitation approvals by the U.S. Commission and the Nasdaq Stock Market and all other applicable securities regulatory authorities having jurisdiction over the issuance of CPI Common Stock pursuant to the Merger (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

         (d) Registration Statement. The Registration Statement shall have been declared effective by the U.S. Commission under the U.S. Securities Act. No stop order suspending the effectiveness of the registration statement shall have been issued by the U.S. Commission and no proceedings for that purpose shall have been initiated or, to the knowledge of the Purchaser or the Vendor, threatened by the U.S. Commission.

9.2 Conditions to the Obligations of the Purchaser to Effect the Merger. The obligations of the Purchaser under this Agreement to effect the transactions contemplated hereby are subject to the fulfilment or satisfaction, at or prior to the Closing Date, of the following conditions, unless waived by the Purchaser in its sole discretion:

         (a) Accuracy of Representations and Warranties. The representations and warranties of the Vendor set forth in Article III hereof shall be true and correct in all material respects as of the date when made and at and as of the Closing Date, except for such changes as are permitted by this Agreement and except to the extent a representation or warranty speaks only as of an earlier date; provided, however, that any inaccuracy of a representation or warranty in existence on the Closing Date, and which arose subsequent to the date of the Acquisition Agreement, shall not result in the non-satisfaction of this Section 9.2(a) unless any such inaccuracy or inaccuracies, either (i) individually or in the aggregate, results in a Material Adverse Change to the Corporation and its Subsidiaries, taken as a whole or (ii) are willful and intentional misrepresentations that constitute common law fraud.

         (b) Covenants and Agreements. The Vendor shall have duly performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed by or complied with by it or the Corporation or a Subsidiary thereof prior to or at the Closing Date.

         (c) Consents. Any consent required for the consummation of the transactions contemplated by this Agreement under any Contract or License to which the Corporation or a Subsidiary thereof is a party shall have been obtained.

         (d) Opinion of Counsel. The Purchaser shall have received the opinion of Vendor's Counsel dated the Closing Date in the form attached as Exhibit 9.2 on or before the Closing Date.

         (e) Certificates of the Vendor. The Purchaser shall have received certificates of the Vendor, satisfactory in form and substance to the Purchaser, executed on behalf of the Vendor by its Chief Executive Officer or President, as to compliance with the matters set forth in paragraphs (a), (b), (c), (f) and
(h) of this Section 9.2.

         (f) No  Adverse  Decision.  There  shall  not be any  action  taken  or threatened, or any statute, rule, regulation or order enacted, entered, threatened, or deemed applicable to the transactions contemplated hereby, by any foreign, Canadian or United States federal, provincial, state or local government or Governmental Entity or Regulatory Authority or court that, whether in connection with the grant of a Requisite Regulatory Approval, any agreement proposed by any foreign, Canadian or United States federal, state, local or provincial government or Governmental Entity or Regulatory Authority, or otherwise, which (i) requires or could reasonably be expected to require any divestiture by the Purchaser, the Corporation or any of its Subsidiaries of a portion of its business that the Purchaser in its reasonable judgment believes will result in a Material Adverse Change to the Purchaser or the Corporation or
(ii) imposes any condition upon the Corporation or any of its Subsidiaries that in the Purchaser's reasonable judgment (x) would be materially burdensome to the Corporation and its Subsidiaries taken as a whole or (y) would materially increase the costs incurred or that could be incurred by the Purchaser as a result of consummating the transactions contemplated hereby.

         (g) Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser's counsel, and Purchaser and Purchaser's counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.

         (h) Adverse Change. From the date of the Acquisition Agreement through and including the Closing Date, neither the Corporation nor any of its Subsidiaries shall have suffered any Material Adverse Change (whether or not such change is described in any supplement to a Schedule hereto).

         (i) Approval of Vendor. The Vendor, as sole shareholder of the orporation, shall have approved the Merger in accordance with the DGCL.

9.3 Conditions to the Obligations of the Vendor to Effect the Merger. The obligations of the Vendor under this Agreement to effect the transactions contemplated hereby are subject to the fulfilment or satisfaction, at or prior to the Closing Date, of the following conditions, unless waived by the Vendor in its sole discretion:

         (a) Accuracy of Representations and Warranties. The representations and warranties of the Purchaser set forth in Article V hereof shall be true and correct in all material respects as of the date when made and at and as of the Closing Date, except to the extent a representation or warranty speaks only as of an earlier date and except for changes contemplated by this Agreement; provided, however, that any inaccuracy of a representation or warranty in existence on the Closing Date, and which arose subsequent to the date of the Acquisition Agreement, shall not result in the non-satisfaction of this Section 9.3(a) unless any such inaccuracy or inaccuracies, either (i) individually or in the aggregate, results in a Material Adverse Change to the Purchaser or (ii) are willful and intentional misrepresentations that constitute common law fraud.

         (b) Covenants and Agreements. The Purchaser shall have duly performed and complied, in all material respects, with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         (c) Consents. Any consent required for the consummation of the transactions contemplated by this Agreement under any Contract or License to which the Purchaser is a party shall have been obtained.

         (d) Opinion of Counsel. The Vendor shall have received the opinion of Purchaser's Counsel dated the Closing Date in the form attached as Exhibit 9.3(d) on or before the Closing Date.

         (e) Certificates of the Purchaser. The Vendor shall have received a certificate of the Purchaser, satisfactory in form and substance to the Vendor, executed on behalf of the Purchaser by its Chief Executive Officer as to compliance with the matters set forth in paragraphs (a), (b), (c), (f) and (h) of this Section 9.3.

         (f) No  Adverse  Decision.  There  shall  not be any  action  taken  or threatened, or any statute, rule, regulation or order enacted, entered, threatened, or deemed applicable to the transactions contemplated hereby, by any foreign, Canadian or United States federal, provincial, state or local government or Governmental Entity or Regulatory Authority or court that, whether in connection with the grant of a Requisite Regulatory Approval, any agreement proposed by any foreign, Canadian or United States federal, state, local or provincial government or Governmental Entity or Regulatory Authority, or otherwise, which (i) requires or could reasonably be expected to require any divestiture by the Purchaser, the Corporation or any of its Subsidiaries of a portion of its business that the Vendor in its reasonable judgment believes will result in a Material Adverse Change to the Purchaser or the Corporation or (ii) imposes any condition upon the Purchaser that in the Vendor's reasonable judgment (x) would be materially burdensome to the Purchaser or (y) would materially increase the costs incurred or that could be incurred by the Purchaser as a result of consummating the transactions contemplated hereby.

         (g) Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Vendor and the Vendor's counsel, and the Vendor and the Vendor's counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Vendor or its counsel may reasonably request.

         (h) Adverse Change. From the date of the Acquisition Agreement, through and including the Closing Date, the Purchaser shall not have suffered any Material Adverse Change (whether or not such change is described in any supplement to a Schedule hereto). The failure of the Purchaser to obtain on or prior to the Closing Date the written consent of the lessors, or the sublessors, as the case may be, under the CPI Leases set out on Schedule 9.3(h) to the transactions contemplated by this Agreement shall be deemed to be a Material Adverse Change in the Purchaser. Notwithstanding the preceding sentence and
Section 10.3(b), if the Purchaser fails to obtain the written consent of a lessor or sublessor of a CPI Lease for a store in Arizona, the Purchaser shall only be required to pay the Vendor's Expenses if such failure results in a change or a development involving a prospective change which, alone or together with any other such change or development, has or would reasonably be expected to have a material adverse effect on the value of the assets or the financial condition, which includes the earnings and cash flow streams, of the Purchaser.

         (i) Voting Agreement. From the date hereof, through and including the date of the CPI Meeting, each of the Voting Agreements executed contemporaneously with this Agreement shall remain in full force and effect, unamended, in the form attached as Exhibit 9.3(i).

         (j) Nasdaq Listing. If the CPI Common Stock is trading on the Nasdaq National Market or the Nasdaq SmallCap Market at the time of Closing, the shares of CPI Common Stock to be issued to the Vendor pursuant to the terms of this Agreement shall have been approved for listing on the stock market on which the CPI Common Stock is so trading.

         (k) Officers and Directors. Alton McEwen, or such other person as the Vendor shall designate in its discretion if not Alton McEwen, shall have been appointed Chief Executive Officer of the Purchaser, following the CPI Meeting effective as of the Closing. The Vendor's Nominees shall have been elected to the board of directors of the Purchaser effective as of the Closing.

         (l) Financial Statements Unqualified. The audited financial statements of the Purchaser to be delivered to the Vendor pursuant to Section 7.8, shall be unqualified and shall not reflect any Material Adverse Change since the date of the interim financial statements dated June 30, 1997, except for the impact of the costs and expenses incurred as a result of the transactions contemplated by this Agreement, which costs shall be no more than $1,250,000.

         (m) Approval of Bank of America. The Purchaser shall have received the approval of Bank of America to this Agreement and the transactions contemplated hereby or, in the alternative, the Purchaser shall have provided the Vendor with evidence satisfactory to the Vendor that a financial institution comparable to Bank of America has committed to finance the Purchaser following the Closing and that such financing shall be on substantially the same terms as the financing arrangements currently in place with Bank of America with respect to principal amount, interest rate and term and shall include covenants that are commercially reasonable for loans of a similar nature; provided that Vendor shall have used its best efforts to assist Purchaser in obtaining such approval or alternative financing, as the case may be (which best efforts shall not, in any event, include an obligation to invest any capital in the Purchaser); and provided further that Vendor, pursuant to its obligations under Section 6.5 hereof, shall have agreed to enter into any subordination agreement reasonably requested by Bank of America, or such other financial institution, as the case may be.

                                ARTICLE X
                   TERMINATION, AMENDMENTS AND WAIVERS

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

         (a)      by the mutual consent of the Purchaser and the Vendor;

         (b) by the Purchaser, if it is not in material breach of its obligations under this Agreement, and if (A) there has been a breach by the Vendor of any of its representations and warranties hereunder such that Section 9.2(a) will not be satisfied; or (B) there has been a willful breach on the part of the Vendor of any of its covenants or agreements contained in this Agreement such that the first sentence of Section 9.2(b) will not be satisfied, and, in both case (A) and case (B), such breach has not been cured within ten (10) days after notice to the Vendor;

         (c) by the Vendor, if it is not in material breach of its obligations under this Agreement, and if (A) there has been a breach by the Purchaser of any of its representations and warranties hereunder such that Section 9.3(a) will not be satisfied; or (B) there has been a willful breach on the part of the Purchaser of any of its covenants or agreement contained in this Agreement such that the first sentence of Section 9.3(b) will not be satisfied, and, in both case (A) and (B), such breach has not been cured within ten (10) days after notice to the Purchaser;

         (d) by the Purchaser, if, after the date of this Agreement, there shall have occurred a Material Adverse Change in the Corporation and its Subsidiaries taken as a whole;

         (e) by the Vendor if, after the date of this Agreement, there shall have occurred a Material Adverse Change in the Purchaser;

         (f) by the Purchaser, if, after the date of this Agreement, one or more of the conditions set out in Section 9.1 or 9.2 has not been fulfilled by the Closing Date; or

         (g) by the Vendor, if, after the date of this Agreement, one or more of the conditions set out in Section 9.1 or 9.3 has not been fulfilled by the Closing Date.

         Any termination of this Agreement under this Section 10.1 will be effective by the delivery of written notice by the terminating party to the other party hereto.

10.2 Effect of Termination. Except as provided in Sections 10.3, 10.4 and 10.5, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of the Purchaser or the Vendor or any of their respective corporate affiliates, officers or directors to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

10.3     Expenses.

         (a) Subject to paragraph (b) of this Section 10.3, all out-of-pocket cost and expenses, including, without limitation, fees and disbursements of counsel, financial advisers and accounting, incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"); provided, however, that all costs and expenses related to printing, filing and mailing the Registration Statement and Proxy Statement and all U.S. Commission and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement shall be borne solely by the Purchaser and all filing fees required under the HSR Act, if any, shall be borne equally between the Purchaser and the Vendor.

         (b) The Purchaser and the Vendor agree that if this Agreement is terminated pursuant to Section 10.1(d) or Section 10.1(e), then, the party who has suffered the Material Adverse Change shall pay to the other party that other party's Expenses incurred subsequent to September 16, 1997. Any payment required to be made pursuant to this Section 10.3(b) shall be made as promptly as practicable but not later than 10 Business Days after receipt by the party required to pay the Expenses of the statement setting forth the Expenses of the other party in reasonable detail and shall be made by wire transfer of immediately available funds to the account designated by the party entitled to payment of its Expenses.

10.4     Termination Fee.

         (a) Payment by Purchaser. Subject to Section 10.6, if this Agreement is terminated pursuant to Section 10.1(g) because the condition set out in Section 9.1(a) is not met (due to no failure of the Vendor), or because the Purchaser has failed to satisfy the condition set out in Section 9.3(a)(ii), 9.3(b), 9.3(d), 9.3(g), 9.3(k), 9.3(m) or, to the extent that the failure to satisfy the condition is not a result of a Material Adverse Change, 9.3(1), then the
Purchaser shall pay to the Vendor a fee of $500,000 and the Vendor's Expenses incurred subsequent to September 16, 1997 (by wire transfer in immediately available funds) within 15 Business Days after delivery of the notice contemplated in Section 10.1.

         (b) Payment by Vendor.  If this  Agreement  is  terminated  pursuant to
Section 10.1(f) because the Vendor has failed to satisfy the condition set out in Section 9.2(a)(ii), 9.2(b), 9.2(d), 9.2(g), or 9.2(i) then the Vendor shall pay to the Purchaser a fee of $500,000 and the Purchaser's Expenses incurred subsequent to September 16, 1997 (by wire transfer in immediately available funds) within 15 Business Days after delivery of the notice contemplated in
Section 10.1.

         A party shall not be entitled to receive any payment under this Section
10.4 if, at the time of delivery of the applicable notice of termination pursuant to Section 10.1, the party alleging a breach is in material breach of this Agreement.

10.5 Alternate Transaction Fee. Subject to Section 10.6, if on or before the Closing Date, an offer is publicly announced, received by the Purchaser, commenced or made with respect to the sale of more than 10% of the issued and outstanding shares of CPI Common Stock (other than (i) shares of CPI Common Stock traded on the Nasdaq National Market, and (ii) shares of CPI Common Stock issued upon the exercise of stock options) or the sale of the assets of the Purchaser (other than non-intellectual property assets of the Purchaser located outside of Oregon and Arizona) outside of the ordinary course of business or the merger, amalgamation, or other form of business combination with or involving the Purchaser, its assets or the shares of CPI Common Stock (the "Alternate Transaction") and the Alternate Transaction is thereafter completed on or before August 15, 1998 (whether or not on its original terms), and the Vendor continues to use its commercially reasonable best efforts to close the transactions contemplated by this Agreement after becoming aware of the Alternate Transaction, the Purchaser shall pay to the Vendor in consideration of its efforts a fee of $500,000. Notwithstanding the foregoing, the Vendor shall not be required to continue to use its commercially reasonable best efforts to close the transactions contemplated by this Agreement if the Purchaser is precluded from dealing with the Vendor or the Purchaser ceases to discuss or prepare for the closing of the transactions contemplated by this Agreement.

10.6 Maximum Payment by Purchaser. Notwithstanding the provisions set out in Sections 10.3, 10.4 and 10.5, the aggregate maximum amount that the Purchaser shall be required to pay for the Expenses and the fees contemplated by Section 10.4(a) and 10.5 shall in no event exceed $1,000,000 and, to the extent that the amount payable would otherwise exceed $1,000,000, the amount to be paid shall be $1,000,000.

                               ARTICLE XI
                              PROJECTIONS

11.1 Vendor's Acknowledgement. The Vendor acknowledges having received the projections attached to theDisclosure Letter.

11.2 Representation and Warranty of Purchaser. The Purchaser represents and warrants to the Vendor that the projections attached to the Disclosure Letter represent a reasonable, best efforts projection for the Purchaser, (excluding the expenses contemplated by this Agreement, which expenses shall be no greater than $1,250,000) based on all facts known by the Purchaser as at the date of the Disclosure Letter, for the 1998 calendar year.


                              ARTICLE XII
                           GENERAL PROVISIONS

12.1 Taking of Necessary Action. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Vendor and the Purchaser shall use their commercially reasonable efforts to obtain and make all consents, approvals, assurances and filings of or with third parties and Governmental Entities necessary, or in the reasonable opinion of the Purchaser or the Vendor advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations hereunder.

12.2 Employment Terms. The parties agree that Exhibit 12.2 sets out the terms of employment for Taylor H. Devine and Kenneth Ross following Closing.

12.3 Effect of Due Diligence. No investigation by or on behalf of the Purchaser into the business, operations, prospects, assets or condition (financial or otherwise) of the Corporation and its Subsidiaries shall diminish in any way the effect of any representations or warranties made by the Vendor in this Agreement or shall relieve the Vendor of any of its obligations under this Agreement. No investigation by or on behalf of the Vendor into the business, operations, prospects, assets or condition (financial or otherwise) of the Purchaser shall diminish in any way the effect of any representations or warranties made by the Purchaser in this Agreement or shall relieve the Purchaser of any of its obligations under this Agreement.

12.4 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party hereto.

12.5 Non-survival of Representations and Warranties. None of the representations, warranties and covenants made herein, or in any instrument delivered pursuant to this Agreement, shall survive the Closing Date or termination of this Agreement, except for the provisions of Sections 8.1(d)
(which shall survive for a period of three years from the date of the Confidentiality Agreement), 6.7, 8.9 and 8.10 (each of which shall survive in accordance with their terms) and, 10.2, 10.3, 10.4, 10.5 and 10.6 each of which shall survive indefinitely.

12.6 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral with respect to the subject matter hereof.

12.7 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telefax communication, by recognized overnight courier marked for overnight delivery, or by registered or certified mail, postage prepaid, addressed as follows:

         (a)      If to the Purchaser:

                      c/o Coffee People, Inc.
                      15100 S.W. Koll Parkway, Suite J
                      Beaverton, Oregon 97006
                      Attention:    Kenneth B. Ross
                      Fax:  (503) 672-9013

                  with a copy to:

                      Tonkon Torp LLP
                      1600 Pioneer Tower
                      888 S.W. Fifth Avenue
                      Portland, Oregon
                      97204-2099
                      Attention:  Ronald L. Greenman
                      Fax:  (503) 274-8779

         (b)      If to the Vendor:

                      c/o The Second Cup Ltd.
                      175 Bloor Street East
                      South Tower, Suite 801
                      Toronto, Ontario
                      M4W 3R8
                      Attention:    Michael Bregman
                      Fax:  (416) 975-9856
                  with a copy to:

                      Goodman Phillips & Vineberg
                      250 Yonge Street
                      Suite 2400
                      Toronto, Ontario
                      M5B 2M6
                      Attention:    David Matlow
                      Fax:  (416) 979-1234

or such other addresses as shall be furnished by like notice by such party. All such notices and communications shall, when telefaxed (immediately thereafter confirmed by telephone), be effective when telefaxed, or if sent by nationally recognized overnight courier service, be effective one Business Day after the same has been delivered to such courier service marked for overnight delivery, or, if mailed, be effective when received.

12.8 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to or application of any conflicts of laws principles.

12.9 Consent to Jurisdiction; Receipt of Process. Each party hereby consents to the jurisdiction of, and confers non-exclusive jurisdiction upon, any federal or state court located in the City of Portland, Oregon, and appropriate appellate courts therefrom, over any action, suit or proceeding arising out of or relating to this Agreement, or any of the transactions contemplated hereby. Each party hereby irrevocably waives, and agrees not to assert as a defense in any such action, suit or proceeding, any objection which it may now or hereafter have to venue of any such action, suit or proceeding brought in any such federal or state court and hereby irrevocably waives any claim that any such action, suit or proceeding brought in any such court or tribunal has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the State of Oregon, provided that notice thereof is provided pursuant to provisions for notice under this Agreement.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.11 Headings. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

12.12 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

12.13 Waiver. The failure of any party to enforce at any time any of the provisions of this Agreement or any of the rights of such party with respect thereto or to insist upon strict adherence to any term of this Agreement shall not be considered to be a waiver of such provision, right or term or in any way to effect the validity of this Agreement or deprive the applicable party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. The exercise by any party of any of the rights of such party provided by this Agreement shall not preclude or prejudice such party from exercising any other rights such party may have under this Agreement, irrespective or any previous action or proceeding taken by it hereunder. Any waiver by any party of the performance of any of the provisions of this Agreement shall be effective only if in writing and signed by a duly authorized representative of such party.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                               THE SECOND CUP INC.



                               By:      /s/KA Welsh
                                        --------------------

                               Title:   Secretary


                               COFFEE PEOPLE, INC.



                               By:      /s/ Kenneth B. Ross
                                        ---------------------

                               Title:   Chief Financial Officer